Exhibit 10.1

CARRINGTON LABORATORIES, INC.

SECURITIES PURCHASE AGREEMENT

April 25, 2007

Table of Contents

ARTICLE I. DEFINITIONS		2
1.1	Definitions	2
ARTICLE II. PURCHASE AND SALE		8
2.1	First Closing	8
2.2	First Closing Deliveries	8
2.3	Second Closing	10
2.4	Second Closing Deliveries	10
ARTICLE III. REPRESENTATIONS AND WARRANTIES		11
3.1	Representations and Warranties of the Company.	11
3.2	Representations and Warranties of the Purchasers	24
ARTICLE IV. COVENANTS		26
4.1	Transfer Restrictions	26
4.2	Acknowledgment of Dilution	27
4.3	Furnishing of Information	27
4.4	Integration	28
4.5	Reservation and Listing of Securities	28
4.6	Subsequent Placements	28
4.7	Conversion and Exercise Procedures	31
4.8	Securities Laws Disclosure; Publicity	32
4.9	Use of Proceeds	33
4.10	Indebtedness	33
4.11	No Liens	34
4.12	Repayment of Debentures	34
4.13	No Impairment	34
4.14	Fundamental Changes	34
4.15	Indemnification.	35
4.16	Shareholders Rights Plan	35
4.17	Delivery of Certificates	36
4.18	Seniority	36
4.19	Form D and Blue Sky	36
4.20	MFN Provision	36
4.21	Reporting Status	37
4.22	Additional Debentures; Variable Securities; Dilutive Issuances	37
4.23	Preparation of the Proxy Statement; Company Shareholders Meeting	37
4.24	Reports Under the Exchange Act	38
4.25	No Related Party Transactions	38
4.26	Amendment of Outstanding Notes and Warrants	39
4.27	Costa Rican Assets	39
4.28	Conduct of the Company's Business	39
4.29	Collateral Agent.	39
4.30	Costa Rican Pledge	42
4.31	Voting Agreement	42
4.32	Certificates of Good Standing for Foreign Subsidiaries	43
ARTICLE V. CONDITIONS		43
5.1	Conditions Precedent to the Obligations of the Purchasers at the First Closing	43
5.2	Conditions Precedent to the Obligations of the Company at the First Closing	45
5.3	Conditions Precedent to the Obligations of the Purchasers at the Second Closing	45
5.4	Conditions Precedent to the Obligations of the Company at the Second Closing	47
ARTICLE VI. REGISTRATION RIGHTS		48
6.1	Shelf Registration.	48
6.2	Registration Procedures	51
6.3	Registration Expenses	57
6.4	Registration Indemnification	57
6.5	Contribution	60
6.6	No Piggyback on Registrations	60
6.7	Piggy-Back Registrations	60
ARTICLE VII. MISCELLANEOUS		60
7.1	Termination	60
7.2	Fees and Expenses	61
7.3	Entire Agreement	61
7.4	Notices	61
7.5	Amendments; Waivers	62
7.6	Construction	62
7.7	Successors and Assigns	62
7.8	No Third-Party Beneficiaries	63
7.9	Governing Law; Venue; Waiver of Jury Trial	63
7.10	Survival	63
7.11	Execution	64
7.12	Severability	64
7.13	Rescission and Withdrawal Right	64
7.14	Replacement of Securities	64
7.15	Remedies	64
7.16	Payment Set Aside	64
7.17	Usury	65
7.18	Independent Nature of Purchasers' Obligations and Rights	65
7.19	Adjustments in Share Numbers and Prices	66

List of Exhibits and Schedules		73

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement is entered into and dated as of April 25, 2007 (this "Agreement"), by and among Carrington Laboratories, Inc., a Texas corporation (the "Company"), and each of the purchasers identified on the signature pages hereto (each, a "Purchaser" and collectively, the "Purchasers").

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933 (the "Securities Act"), and Rule 506 of Regulation D promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, certain securities of the Company pursuant to the terms set forth herein; and

WHEREAS, the Company has authorized a series of senior secured convertible debentures due April __, 2010 with an aggregate principal face value of $8,000,000, in the forms attached hereto as Exhibit A-1 (for the senior secured convertible debentures to be issued at the First Closing, as hereinafter defined) and Exhibit A-2 (for the senior secured convertible debentures to be issued at the Second Closing, as hereinafter defined) (collectively, the "Debentures"), which Debentures shall be convertible into the Company's common stock, par value $0.01 per share (the "Common Stock"), in accordance with the terms of the Debentures at a conversion price for the Debentures issued at the First Closing equal to the VWAP of the Common Stock for the five consecutive Trading Days ending on the Trading Day immediately preceding the date of this Agreement and a conversion price for the Debentures issued at the Second Closing equal to the lesser of (i) the VWAP of the Common Stock for the five consecutive Trading Days ending on the Trading Day immediately preceding the date of the Second Closing and (ii) the conversion price then in effect for the Debentures issued at the First Closing (subject to a floor of $1.125); and

WHEREAS, each Purchaser wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, (i) that aggregate principal amount of the Debentures indicated below such Purchaser's name on the signature page of this Agreement under the heading "Debenture Principal Amount" (which aggregate amount for all Purchasers shall be $8,000,000), (ii) Series D-1 Warrants and Series D-2 Warrants, in substantially the forms attached hereto as Exhibits B-1 and B-2 (collectively, the "Series D Warrants"), to acquire up to that number of additional shares of Common Stock indicated below such Purchaser's name on the signature page of this Agreement under the heading "Series D Warrant Shares," in accordance with the terms of the Series D Warrants at an exercise price for the Series D-1 Warrants equal to the greater of (x) the VWAP of the Common Stock for the five consecutive Trading Days ending on the Trading Day immediately preceding the date of this Agreement and (y) the closing consolidated bid price of the Common Stock immediately prior to signing this Agreement (the "Series D-1 Exercise Price") and at an exercise price for the Series D-2 Warrants initially equal to the Series D-1 Exercise Price (but, if the conversion price of the Debentures issued in the Second Closing is less than the Series D-1 Exercise Price, the exercise price of the Series D-2 Warrants shall be reduced to such price, subject to a floor of $1.125) and (iii) Series E-1 Warrants and Series E-2 Warrants, in substantially the form attached hereto as Exhibits B-3 and B-4 (collectively, the "Series E Warrants", and together with the Series D Warrants, the "Warrants"), to acquire up to that number of additional shares of Common Stock indicated below such Purchaser's name on the signature page of this Agreement under the heading "Series E Warrant Shares," (the Series E Warrant Shares and the Series D Warrant Shares are collectively referred to herein as the "Warrant Shares") in accordance with the terms of the Series E Warrants, at an exercise price for the Series E-1 Warrants equal to the greater of (x) the VWAP of the Common Stock for the five consecutive Trading Days ending on the Trading Day immediately preceding the date of this Agreement and (y) the closing consolidated bid price of the Common Stock immediately prior to signing this Agreement (the "Series E-1 Exercise Price") and at an exercise price for the Series E-2 Warrants initially equal to the Series E-1 Exercise Price (but, if the conversion price of the Debentures issued in the Second Closing is less than the Series E-1 Exercise Price, the exercise price of the Series E-2 warrants shall be reduced to such price, subject to a floor of $1.125); and

WHEREAS, subject to the terms and conditions set forth herein, including but not limited to, the conditions set forth in Sections 5.3 and 5.4, the Debentures and the Warrants will be purchased in two closings with the first closing (the "First Closing") to occur on the date hereof and the second closing (the "Second Closing") to occur within three Business Days after Company Shareholder Approval (as hereinafter defined) is obtained; provided that the conditions set forth in Sections 5.3 and 5.4 have been met.

WHEREAS, pursuant to this Agreement, the Company will agree to provide certain registration rights under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws, as provided herein.

WHEREAS, the Company's obligations under the Debentures (i) will be secured by a security interest in all of the assets of the Company and the stock of the Subsidiaries held by the Company and assets of each of the Company's United States Subsidiaries, pursuant to the terms of (A) a Security Agreement in substantially the form attached hereto as Exhibit C and (B) a Pledge Agreement in substantially the form attached hereto as Exhibit D and (ii) will be guaranteed by the Company's Active Subsidiaries (as hereinafter defined) pursuant to a guarantee in substantially the form attached hereto as Exhibit E (the "Subsidiary Guarantee" and, together with (A) and (B) above, the "Security Documents").

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser, severally and not jointly, agree as follows:

ARTICLE I.
DEFINITIONS

1.1     Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

"Additional Required Registration Amount" means the lesser of (i) 130% of any Cutback Shares not previously included on a Registration Statement without regard to any limitations on conversions of the Debentures or exercises of the Warrants and (ii) such maximum number of Registrable Securities as the Company is permitted to register on such Registration Statement pursuant to Rule 415 (as reasonably determined by the Company based upon guidance that has been provided by the staff of the SEC).

"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

"Bankruptcy Event" means any of the following events: (a) the Company or any Subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof; (b) there is commenced against the Company or any Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

"Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"Closing Price" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market or any other national securities exchange, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser mutually agreed to by the Company and the Purchasers holding a majority of the aggregate principal amount of the Debentures.

"Commission" means the Securities and Exchange Commission.

"Common Stock" means the common stock of the Company, par value $0.01 per share, and any securities into which such common stock may hereafter be reclassified.

"Common Stock Equivalents" means, collectively, Options and Convertible Securities.

"Company Counsel" means Patterson Belknap Webb & Tyler LLP, counsel to the Company.

"Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

"Convertible Securities" means any stock or securities (other than Options) that are at any time convertible into or exercisable or exchangeable for, or otherwise entitling the holder to receive, Common Stock or other capital stock of the Company or its Subsidiaries.

"Cutback Shares" means any of the Registrable Securities not included in all Registration Statements previously declared effective hereunder whether as a result of a limitation on the maximum number of shares of Common Stock of the Company permitted to be registered pursuant to Rule 415 (as reasonably determined by the Company based upon guidance that has been provided by the staff of the SEC) or otherwise.

"Debentures" has the meaning set forth in the recitals to this Agreement.

"Effective Date" means the date that the Registration Statement is first declared effective by the Commission.

"Eligible Market" means any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Stock" means (A) the issuance of Common Stock upon exercise or conversion of any Options or other securities described in Schedule 3.1(h) (provided that such exercise or conversion occurs in accordance with the terms thereof, without amendment or modification); (B) the issuance of Common Stock, grant of Options or the issuance of Common Stock upon exercise of any such Options to employees, officers, directors or consultants of the Company pursuant to a stock option plan, incentive stock plan or other employee benefit plan adopted by the Company and approved by its shareholders; (C) the issuance of securities to the placement agents listed on Schedule 3.1(jj) in connection with the transactions contemplated hereby or (D) the issuance of up to 1.5 million shares of Common Stock (subject to adjustment in the case of any stock splits, combinations, recapitalizations or similar transactions by the Company) in connection with a bona fide joint venture or development agreement or strategic partnership or similar agreement or the Company's good faith anticipation of such agreement or relationship, in each case approved by the Company's board of directors, the primary purpose of which is not to raise equity capital where the other party to such transaction is a Strategic Investor that has a business (or through its Subsidiaries has a business) that the Company board of directors determines is synergistic with the business of the Company and the Company expects to receive benefits in addition to the investment of funds as a result of such synergies.

"Filing Date" means the earlier of (i) the 10th day following the Second Closing Date or (ii) September 30, 2007, with respect to the initial Registration Statement required to be filed hereunder and, with respect to any additional Registration Statements that may be required pursuant to Section 6.1(f), the fifth Trading Day following the date that the Company reasonably determines on guidance provided by the staff of the Commission (based on comments from and discussions with the Commission with respect to Rule 415) that such additional Registration Statement will not be precluded from being declared effective by the Commission based on Rule 415.

"First Closing Date" means the date of the First Closing.

"Indebtedness" of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) "capital leases" in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds, guarantees and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above or any other obligations of the Company secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

"Initial Required Registration Amount" means the lesser of (a) 130% of the sum of (i) the number of shares of Common Stock issued or issuable pursuant to the Debentures as of the trading day immediately preceding the applicable date of determination (without regard to any limitations on conversions of the Debentures), (ii) the number of Warrant Shares issued and issuable pursuant to the Warrants as of the trading day immediately preceding the applicable date of determination (without regard to any limitations on exercises of the Warrants) and (iii) any other Registrable Securities not included in the preceding clauses (i) and (ii) and (b) such maximum number of Registrable Securities as the Company is permitted to register on such Registration Statement pursuant to Rule 415 (as reasonably determined by the Company based upon guidance that has been provided by the staff of the SEC).

"Knowledge" means, as to any Person, such Person's actual, constructive awareness or conscious awareness of any fact or other matter after due inquiry. Notwithstanding the foregoing, the Knowledge of the Company shall include the Knowledge of any executive officer or director of the Company.

"Losses" means any and all losses, claims, damages, liabilities, settlement costs and expenses, including without limitation costs of preparation of legal action and reasonable attorneys' fees and disbursements.

"Material Adverse Effect" shall mean any material effect, change, claim, event or circumstance that could, individually, or in the aggregate, (i) cause any Transaction Document or any material provision of any Transaction Document to be illegal, invalid or unenforceable, (ii) result in a material adverse effect on the results of operations, assets (tangible or intangible), prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, individually or taken as a whole, or (iii) on the authority or ability of the Company or any of its Subsidiaries to perform its material obligations under the Transaction Documents on a reasonably timely basis.

"Options" means any rights, warrants, options or any other rights, arrangements or understandings to, directly or indirectly, subscribe for or purchase Common Stock or other capital stock of the Company or its Subsidiaries or Convertible Securities.

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

"Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

"Prospectus" means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus including post effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

"Purchaser Counsel" means Tannenbaum Helpern Syracuse & Hirschtritt LLP, counsel to Rockmore Investment Master Fund Ltd.

"Registrable Securities" means any Common Stock (including Underlying Shares) issued or issuable pursuant to the Transaction Documents (without regard to any limitations on conversions of the Debentures or exercises of the Warrants), together with any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

"Registration Statement" means the initial registration statement required to be filed under Article VI and any additional registration statements contemplated by Section 6.1(f), including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

"Required Effectiveness Date" means (i) with respect to the initial Registration Statement required to be filed hereunder, (x) the 60th day following the Second Closing Date or (y) in the event that the initial Registration Statement is being reviewed by the Commission, the 90th day following the Second Closing Date or (z) in the event that the Commission does not permit the Company to register the Registrable Securities on Form S-3 because the Commission believes that such sale of the Registrable Securities does not constitute a valid secondary offering under Rule 415 promulgated under the Securities Act, the 120th day following the Second Closing Date and (ii) with respect to any additional Registration Statements that may be required pursuant to Section 6.1(f), the 30th day following the date on which the Company first knows, or reasonably should have known, that such additional Registration Statement is required under such Section.

"Rule 144" means Rule 144 or Rule 144A promulgated by the Commission pursuant to the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

"Rule 415" and "Rule 424" means Rule 415 and Rule 424, respectively, promulgated by the Commission pursuant to the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

"Second Closing Date" means the date of the Second Closing.

"Securities" means the Debentures, the Warrants and the Underlying Shares issued or issuable (as applicable) to the applicable Purchaser pursuant to the Transaction Documents.

"Securities Act" means the Securities Act of 1933, as amended.

"Short Sale" shall mean all "short sales" as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall be deemed to not include the location and/or reservation of borrowable shares of Common Stock).

"Strategic Investor" means an entity in the life sciences field that is investing in the Company in connection with a business relationship or anticipated business relationship with the Company.

"Subsidiary" means any subsidiary of the Company that is required to be listed on Schedule 3.1(a).

"Trading Day" means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, or (b) if the Common Stock is not then listed or quoted and traded on any Trading Market, then any Business Day.

"Trading Market" means NASDAQ Capital Market or in the future such other Eligible Market on which the Company's Common Stock trades.

"Transaction Documents" means this Agreement, the Debentures, the Warrants, the Transfer Agent Instructions, the Security Documents, the Escrow Agreement (as subsequently defined) and any other documents or agreements executed or delivered in connection with the transactions contemplated hereby.

"Transfer Agent Instructions" means the Company's irrevocable transfer agent instructions in the form of Exhibit F hereto.

"Underlying Shares" means the shares of Common Stock issuable (i) upon conversion of the Debentures, (ii) upon exercise of the Warrants, (iii) in satisfaction of any other obligation of the Company to issue shares of Common Stock pursuant to the Transaction Documents, and in each case, any securities issued or issuable in exchange for or in respect of such securities.

"VWAP" means on any particular Trading Day or for any particular period the volume weighted average trading price per share of Common Stock on such date or for such period on an Eligible Market as reported by Bloomberg L.P., or any successor performing similar functions; provided, however, that during any period the VWAP is being determined, the VWAP shall be subject to adjustment from time to time for stock splits, stock dividends, combinations and similar events as applicable.

ARTICLE II.
PURCHASE AND SALE

2.1     First Closing. Subject to the terms and conditions set forth in this Agreement, at the First Closing, the Company shall issue and sell to the Purchasers, and the Purchasers shall, severally and not jointly, purchase from the Company, the Debentures and the Warrants to be sold at the First Closing for an aggregate purchase price of $4,378,741. The First Closing shall take place at the offices of Purchaser Counsel or at such other location or time as the parties may agree.

2.2     First Closing Deliveries.

(a)      At the First Closing, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i)     an original Debenture, duly executed by the Company, registered in the name of such Purchaser, in the principal amount indicated below such Purchaser's name on the signature page of this Agreement under the heading "First Closing Debenture Principal Amount";

(ii)     an original Series D-1 Warrant, duly executed by the Company, registered in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire such number of Underlying Shares indicated below such Purchaser's name on the signature page of this Agreement under the heading "First Closing Warrant Shares";

(iii)      an original Series D-2 Warrant, duly executed by the Company, registered in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire such number of Underlying Shares indicated below such Purchaser's name on the signature page of this Agreement under the heading "Second Closing Warrant Shares", which warrants shall expire if the Second Closing has not occurred by September 30, 2007 unless the Second Closing has not occurred by such date due to (w) breach by the Company of any material term of any Transaction Document, which breach continues uncured until the earlier to occur of (A) 10 days after the date the Company becomes or should have become aware of such breach or (B) 6 days after the date on which notice of such breach is first given to the Company by a Purchaser, (x) the failure of the Company to obtain Company Shareholder Approval by August 31, 2007, (y) an Event of Default under the Debentures which is not cured by September 30, 2007 (it being understood that the Company may cure such Event of Default for purposes of this subsection (y) even if there is no cure period under the Debentures) or (z) a Bankruptcy Event;

(iv)     the legal opinion of Company Counsel, dated as of the First Closing Date, in the form of Exhibit G hereto, executed by such counsel and delivered and addressed to the Purchasers;

(v)     the Transfer Agent Instructions duly executed by the Company and acknowledged by the Company's transfer agent;

(vi)     an Escrow Agreement, duly executed by the Company, in the form of Exhibit H hereto (the "Escrow Agreement"), by and among Signature Bank, in its capacity as escrow agent thereunder (the "Escrow Agent"), the Company, and Dawson James Securities, Inc. pursuant to which the Purchasers shall deposit the aggregate purchase price for the Debentures and the Warrants to be purchased at the First Closing with the Escrow Agent to be applied to the transactions contemplated hereunder in accordance with the terms of the Escrow Agreement;

(vii)     each of the Security Documents duly executed by the Company or its Subsidiaries, as applicable, in favor of the Purchaser;

(viii)     proper financing statements in form appropriate for filing under the Uniform Commercial Code or similar legislation of all jurisdictions that the Purchasers may reasonably deem necessary or desirable in order to perfect and protect the liens and security interests created under the Security Agreement, covering the collateral described in the Security Agreement, and any other document reasonably requested by the Purchasers or Purchaser Counsel;

(ix)     a voting agreement, executed and delivered by the Company and the Company's officers, directors and certain of its major shareholders, in the form of Exhibit I hereto;

(x)     an original Series E-1 Warrant, duly executed by the Company, registered in the name of such Purchaser; and

(xi)     any other document or certificate set forth in Section 5.1 below.

(b)      At or prior to the First Closing, each Purchaser shall deliver or cause to be delivered to the Escrow Agent the following:

(i)     the purchase price indicated below such Purchaser's name on the signature page of this Agreement under the heading "First Closing Purchase Price", in United States dollars and in immediately available funds, by wire transfer to an account designated in Exhibit J attached hereto. All payments for the Debentures and Warrant made by each Purchaser as contemplated by this Section 2.2(b)(i) will be held by the Escrow Agent for each Purchaser's benefit in a non-interest bearing account. Any payment will be returned promptly, without interest or deduction, if the transactions contemplated by this Agreement are not consummated as set forth in the Escrow Agreement; and

(ii)     the Security Documents duly executed by each Purchaser, to the extent applicable.

(c)      At the First Closing, the Escrow Agent shall, in accordance with the Escrow Agreement, deliver to the Company in United States dollars and in immediately available funds by wire transfer to the Company's account the amounts set forth in the Escrow Agreement.

(d)      The First Closing shall occur as soon as the Purchasers are reasonably satisfied that the closing conditions identified in Section 5.1 are satisfied and the Company is reasonably satisfied that the closing conditions identified in Section 5.2 are satisfied.

2.3     Second Closing. Subject to the terms and conditions set forth in this Agreement, at the Second Closing, the Company shall issue and sell to the Purchasers, and the Purchasers shall, severally and not jointly, purchase from the Company, the Debentures and the Warrants to be sold at the Second Closing for an aggregate purchase price of $3,621,259. The Second Closing shall take place at the offices of Purchaser Counsel or at such other location or time as the parties may agree.

2.4     Second Closing Deliveries.

(a)      At the Second Closing, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i)     an original Debenture, duly executed by the Company, registered in the name of such Purchaser, in the principal amount indicated below such Purchaser's name on the signature page of this Agreement under the heading "Second Closing Debenture Principal Amount";

(ii)     the legal opinion of Company Counsel, dated as of the Second Closing Date, in the form of Exhibit G hereto, executed by such counsel and delivered and addressed to the Purchasers;

(iii)     the Transfer Agent Instructions duly executed by the Company and acknowledged by the Company's transfer agent;

(iv)     an original Series E-2 Warrant, duly executed by the Company, registered in the name of such Purchaser; and

(v)     any other document or certificate set forth in Section 5.3 below.

(b)      At or prior to the Second Closing, each Purchaser shall deliver or cause to be delivered to the Escrow Agent the following:

(i)     the purchase price indicated below such Purchaser's name on the signature page of this Agreement under the heading "Second Closing Purchase Price", in United States dollars and in immediately available funds, by wire transfer to an account designated in Exhibit J attached hereto. All payments for the Debentures and Warrant made by each Purchaser as contemplated by this Section 2.4(b)(i) will be held by the Escrow Agent for each Purchaser's benefit in a non-interest bearing account. Any payment will be returned promptly, without interest or deduction, if the transactions contemplated by this Agreement are not consummated as set forth in the Escrow Agreement.

(c)      At the Second Closing, the Escrow Agent shall, in accordance with the Escrow Agreement, deliver to the Company in United States dollars and in immediately available funds by wire transfer to the Company's account the amounts set forth in the Escrow Agreement.

(d)      The Second Closing shall occur as soon as the Purchasers are reasonably satisfied that the closing conditions identified in Section 5.3 are satisfied and the Company is reasonably satisfied that the closing conditions identified in Section 5.4 are satisfied.

(e)      If the Company has not obtained Company Shareholder Approval by August 31, 2007, each Purchaser may, at its option, notify the Company and the Escrow Agent that it does not want to proceed with the Second Closing. Notwithstanding anything herein or in the other Transaction Documents to the contrary, no Purchaser shall have any obligation to deliver its respective Second Closing Purchase Price prior to the date Company Shareholder Approval is obtained.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1     Representations and Warranties of the Company.

The Company hereby makes the following representations and warranties to the Purchasers:

(a)      Subsidiaries. The Company does not directly or indirectly control or own any interest in any other corporation, partnership, joint venture or other business association or entity (a "Subsidiary"), other than those listed in Schedule 3.1(a). Except as disclosed in Schedule 3.1(a), the Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any lien, charge, claim, security interest, encumbrance, right of first refusal or other restriction (collectively, "Liens"), and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

(b)      Organization and Qualification. Each of the Company and the Subsidiaries that are listed on Schedule 3.1(a) as active companies (the "Active Subsidiaries") is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own, use and occupy its properties and assets and to carry on its business as currently conducted. Other than the Active Subsidiaries, none of the other Subsidiaries, individually or in the aggregate, conduct any business or have any assets or liabilities. Neither the Company nor any Active Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect. Finca Savila, S.A. is wholly owned by Sabila Industrial S.A.

(c)      Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereunder and thereunder (including, without limitation, the issuance of the Debentures and the Warrants, the reservation for issuance and the issuance of the Underlying Shares or other securities issuable upon conversion of the Debentures or the exercise of the Warrants) have been duly authorized by all necessary action on the part of the Company and no further consent, authorization or action is required by the Company, its board of directors or its shareholders other than the Company Shareholder Approval. Each Transaction Document to which the Company is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms.

(d)      No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Debentures and the Warrants, the reservation for issuance and the issuance of the Underlying Shares or other securities issuable upon conversion of the Debentures or the exercise of the Warrants) do not and will not (i) conflict with or violate any provision of the Company's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or require any consent under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, indenture, debtor other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) except for Required Approvals (as subsequently defined), result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations of the NASDAQ Capital Markets), or by which any property or asset of the Company or a Subsidiary may be bound or affected; except with respect to clauses (ii) and (iii) above as do not, individually or in the aggregate, have or could not reasonably be expected to, result in a Material Adverse Effect.

(e)      Filings, Consents and Approvals. Neither the Company nor any of its Subsidiaries is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or any regulatory or self-regulating agency or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than the filing with the Commission of the Registration Statement, the application(s) to each Trading Market for the listing of the Underlying Shares for trading thereon in the time and manner required thereby, the filing of one or more Form D's relating to the sale of the Securities pursuant to Regulation D of the Securities Act and applicable Blue Sky filings (collectively, the "Required Approvals"). The Company and its Subsidiaries are unaware of any facts or circumstances that might prevent the Company from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence. The Company is not (i) in violation of the listing requirements of the Trading Market and except as specifically disclosed Schedule 3.1(e), has no knowledge of any facts that would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future, or (ii) ineligible to meet the listing requirements of the OTC Bulletin Board.

(f)      Issuance of the Securities. The Securities have been duly authorized. The Debentures and the Warrants have been, and the Underlying Shares when so issued in accordance with the terms of the Debentures or the Warrants, as the case may be, will be, duly and validly issued. The Debentures, the Warrants and the Underlying Shares, when so issued in accordance with the terms of the Debentures or Warrants, as the case may be, will be, fully paid and nonassessable and free of preemptive or similar rights, liens and charges with respect to the issue thereof. The Debentures, the Warrants and the Underlying Shares, when so issued in accordance with the terms of the Debentures or the Warrants, as the case may be, will be, issued in compliance with applicable securities laws, rules and regulations. The Company has duly authorized and reserved from its duly authorized capital stock a number of shares of Common Stock which equals or exceeds 130% of maximum number of sharesof Common Stock to be issued to the applicable Purchasers upon conversion of the Debentures or exercise of Warrants or issuable pursuant to the other Transaction Documents. Assuming the accuracy of each of the representations and warranties set forth in Section 3.2 of this Agreement, the offer and issuance by the Company of the Securities is exempt from registration under the Securities Act.

(g)      SEC Documents; Financial Statements. The Company has filed a copy of all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being collectively referred to herein as the "SEC Documents" and, together with the Schedules to this Agreement, the "Disclosure Materials"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

(h)      Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, of which as of the date hereof, (i) 10,895,761 are issued and outstanding, (ii) 253,972 shares of Common Stock are reserved for issuance pursuant to the Company's stock purchase plan (996,028 shares of Common Stock have already been issued out of the 1,250,000 shares originally reserved under such plan), (iii) 1,800,436 shares of Common Stock are reserved for issuance under the Company's stock option plan (under which 1,700,586 options are currently outstanding) and (iv) 5,400,000 shares are reserved for issuance pursuant to securities (other than the aforementioned options, the Debentures and the Warrants) exercisable or exchangeable for, or convertible into, shares of Common Stock. All of such outstanding shares have been, or upon issuance will be, duly and validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3.1(h): (i) none of the Company's capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever to issue securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional capital stock of the Company or any of its Subsidiaries or options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever to issue, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company or any of its Subsidiaries; (v) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to this Agreement); (vi) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; (viii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; and (ix) the Company and its Subsidiaries have no liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's or its Subsidiaries' respective businesses and which, individually or in the aggregate, do not or could not reasonably be expected to have a Material Adverse Effect. The Company has made available to the Purchasers true, correct and complete copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof, and the Company's Bylaws, as amended and as in effect on the date hereof, and any documents evidencing any stock or securities that are at any time convertible into or exercisable or exchangeable for, or otherwise entitling the holder to receive, Common Stock.

(i)      Indebtedness and Other Contracts. Except as disclosed in Schedule 3.1(i), neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness (as defined below), (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company's officers, has or is expected to have a Material Adverse Effect. Schedule 3(i) provides a detailed description of the material terms of any such outstanding Indebtedness.

(j)      Title to Assets. The Company and the Subsidiaries have good and marketable title to all real property owned by them that is material to the business of the Company and the Subsidiaries taken as a whole and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries taken as a whole, in each case free and clear of all Liens, except for Liens (i) listed on Schedule 3.1(j) or (ii) arising in the ordinary course of business that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries taken as a whole. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance.

(k)      Material Changes. Since the date of the latest audited financial statements included within the SEC Documents, except as specifically disclosed on Schedule 3.1(k), (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares ofits capital stock, (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans, (vi) the Company has not sold any assets outside of the ordinary course of business, (vii) had capital expenditures, individually or in the aggregate, in excess of $150,000 or (viii) sold any assets, individually or in the aggregate, in excess of $100,000 outside of the ordinary course of business. The Company does not have pending before the Commission any request for confidential treatment of information.

(l)      Litigation. Except as set forth on Schedule 3.1(l), there is no action, suit, inquiry, notice of violation, proceeding, claim, arbitration or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective assets (tangible or intangible) or properties, or any officer, director or employee of the Company or any Subsidiary, in connection with such officer's, director's or employee's relationship with, or actions taken on behalf of, the Company or any Subsidiary, before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an "Action") which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or seeks to prevent, enjoin, alter, challenge or delay any of the transactions contemplated by any of the Transaction Documents or (ii) could, if there were an unfavorable decision, reasonably be expected to, individually or in the aggregate, have or result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(m)      Labor Relations. No material labor dispute exists or, to the Knowledge of the Company, is imminent with respect to any of the employees of the Company or any Subsidiary.

(n)      Compliance. Except as disclosed on Schedule 3.1(n), neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in the case of (i) - (iii) above, as does not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Company is not in violation of any of the rules, regulations or requirements of the Trading Market and except as specifically disclosed on Schedule 3.1(e) has no Knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by the Trading Market in the foreseeable future. The Common Stock has been designated for quotation on the Trading Market, (i) trading in the Common Stock has not been suspended by the Commission or the Trading Market and (ii) the Company has received no communication, written or oral, from the Commission or the Trading Market regarding the suspension or delisting of the Common Stock from the Trading Market. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(o)      Foreign Corrupt Practices. Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(p)      Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Documents, except where the failure to possess such permits could not, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect ("Material Permits"), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(q)      Intellectual Property. The Company and the Subsidiaries have, or have rights to use, all patents, patent rights, trademarks, know-how, service marks, service mark registrations, inventions, trade names, trade secrets, copyrights, original works of authorship, licenses and other similar rights and all applications related thereto that are necessary or material for use in connection with their respective businesses as currently conducted and as described in the SEC Documents (collectively, the "Intellectual Property Rights"). Except as set forth on Schedule 3.1(q), none of the registered, or applied for, Intellectual Property Rights of the Company or any of its Subsidiaries have expired or terminated or have been abandoned, or are expected to expire or terminate or expected to be abandoned, within three years from the date of this Agreement.

Neither the Company nor any Subsidiary has Knowledge that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. To the Knowledge of the Company, all such Intellectual Property Rights are valid and enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of their Intellectual Property Rights.

(r)      Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has been refused any insurance coverage sought or has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(s)      Transactions With Affiliates and Employees. Except as set forth in SEC Documents, none of the officers or directors of the Company and, to the Knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for ordinary course services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(t)      Sarbanes-Oxley Act. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof.

(u)      Internal Accounting Controls; Disclosure Controls. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Commission, including, without limitation, controls and procedures designed in to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company's management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. During the twelve months prior to the date hereof, neither the Company nor any of its Subsidiaries have received any notice or correspondence from any accountant relating to any material weakness in any part of the system of internal accounting controls of the Company or any of its Subsidiaries.

(v)      Solvency. Based on the financial condition of the Company as of the First Closing Date, (i) the Company's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) assuming the First Closing occurs, the Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(w)      Certain Fees. Except for Dawson James Securities, Inc., no brokerage or finder's fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement or the other Transaction Documents. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of Dawson James Securities, Inc. or any other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement or the other Transaction Documents which result from any agreements or arrangements entered into by the Company with Dawson James Securities, Inc. or any other Persons. The Company shall indemnify and hold harmless the Purchasers, their employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorneys' fees and disbursements) and expenses suffered in respect of any such claimed or existing fees, as such fees and expenses are incurred.

(x)      Private Placement. Assuming the accuracy of the Purchasers representations and warranties set forth in Section 3.2(b)-(e), no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market and no shareholder approval (other than the Company Shareholder Approval) is required for the Company to fulfill its obligations under the Transaction Documents.

(y)      Registration Rights. Except as described in Schedule 3.1(y), the Company has not granted or agreed to grant to any Person any rights (including "piggy back" registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been satisfied.

(z)      Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti takeover provision under the Company's Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company's issuance of the Securities and the Purchasers' ownership of the Securities.

(aa)      Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that constitutes or might constitute material, non-public information. The Company understands and confirms that the Purchasers will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Company are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each press release issued by the Company or any of its Subsidiaries during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(bb)      No Violation. The issuance and sale of the Securities contemplated hereby does not conflict with or violate any rules or regulations of the Trading Market.

(cc)      Acknowledgement Regarding Purchasers' Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding, but subject to compliance by the Purchasers with applicable law, it is understood and acknowledged by the Company (i) that none of the Purchasers have been asked by the Company or its Subsidiaries to agree, nor has any Purchasers agreed with the Company or its Subsidiaries, to desist from purchasing or selling, long and/or short, securities of the Company, or "derivative" securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) that past or future open market or other transactions by any Purchasers, including, without limitation, short sales or "derivative" transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company's publicly-traded securities; (iii) that any Purchasers, and counter parties in "derivative" transactions to which any such Purchaser is a party, directly or indirectly, presently may have a "short" position in the Common Stock, and (iv) that each Purchaser shall not be deemed to have any affiliation with or control over any arm's length counter-party in any "derivative" transaction. The Company further understands and acknowledges that (a) one or more Purchasers may engage in hedging and/or trading activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Underlying Shares deliverable with respect to Securities are being determined and (b) such hedging and/or trading activities (if any) could reduce the value of the existing shareholders' equity interests in the Company at and after the time that the hedging and/or trading activities are being conducted.

(dd)      Acknowledgment Regarding Purchasers' Purchase of Securities. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company or any other Purchaser (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Purchaser's purchase of the Securities. The Company further represents to each Purchaser that the Company's decision to enter into this Agreement has been based solely on the independent evaluation of the Company and its representatives. The Company further acknowledges that no Purchaser has made any promises or commitments other than as set forth in this Agreement, including any promises or commitments for any additional investment by any such Purchaser in the Company.

(ee)      Ranking. Except as set forth on Schedule 3.1(ee), as of the date of this Agreement, no Indebtedness of the Company is senior to or ranks pari passu with the Debentures in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise.

(ff)      Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

(gg)      Investment Company Status. The Company is not, and upon consummation of the sale of the Securities will not be, an "investment company," a company controlled by an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

(hh)      Form S-3 Eligibility. The Company is eligible to register the Underlying Shares for resale by the Purchasers using a Form S-3 Registration Statement promulgated under the Securities Act. The Company is not aware of any facts or circumstances that would prohibit or delay the preparation and filing of a registration statement for the Underlying Shares.

(ii)      Transfer Taxes. On the First Closing Date and the Second Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to each Purchaser hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(jj)      Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) except as set forth on Schedule 3.1(jj), sold, bid for, purchased, or other than its agreement with Dawson James Securities, Inc., paid any compensation for soliciting purchases of, any of the Securities, or (iii) except as set forth on Schedule 3.1(jj), other than Dawson James Securities, Inc. in connection with this Agreement and customary placement fees paid in connection with previously closed offerings, paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

(kk)      Subsidiary Rights. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary.

(ll)      No Integrated Offering. None of the Company, its Subsidiaries, any of their Affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the Securities Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, its Subsidiaries, their Affiliates, and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the Securities Act or cause the offering of the Securities to be integrated with other offerings.

(mm)      Employee Relations. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. To the Company's Knowledge, the relations between the each of the Company and each of its Subsidiaries with their respective employees are good. No executive officer of the Company or any of its Subsidiaries (as defined in Rule 501(f) of the Securities Act) has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer's employment with the Company or any such Subsidiary. To the Company's Knowledge, no executive officer of the Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(ii)     The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(nn)      Tax Status. The Company and each of its Subsidiaries (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(oo)      Environmental Laws. The Company and its Subsidiaries, to their Knowledge, (i) are in compliance with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals,pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(pp)      No General Solicitation. Neither the Company, nor any of its Subsidiaries or Affiliates, nor to the Company's Knowledge any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.

(qq)      Information in Proxy Statement. The proxy statement (as amended or supplemented from time to time, the "Proxy Statement") relating to the Company Shareholders Meeting (as defined below) and any other document filed with the Commission by the Company in connection with obtaining Company Shareholder Approval (or any amendment thereof or supplement thereto) (i) at the date first mailed to the stockholders of the Company, at the time of the Company Shareholders Meeting and at the time filed with the Commission, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) will comply in all material respects with the provisions of the Exchange Act.

3.2     Representations and Warranties of the Purchasers. Each Purchaser hereby, as to itself only and for no other Purchaser, represents and warrants to the Company as follows:

(a)      Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, limited liability company or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by such Purchaser of this Agreement have been duly authorized by all necessary corporate or limited liability company action on the part of such Purchaser. This Agreement has been duly executed by such Purchaser and, when delivered by such Purchaser in accordance with terms hereof, will constitutes the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms.

(b)      Purchaser Status. At the time such Purchaser was offered the Securities, it was, and on the date hereof it is, an "accredited investor" as defined in Rule 501(a) under the Securities Act. Such Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act.

(c)      Experience of such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(d)      General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e)      No Sale or Distribution. Such Purchaser is acquiring the Debentures, and the Warrants, and upon conversion of the Debentures and exercise of the Warrants (other than pursuant to a Cashless Exercise (as defined in the Warrants)) will acquire the Underlying Shares issuable upon conversion of the Debentures and upon exercise of the Warrants, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(f)      Disclosure of Information. Such Purchaser believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Debentures, the Warrants and the Underlying Securities. Such Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company and its Subsidiaries regarding the terms and conditions of the offering of the Debentures, the Warrants and the Underlying Securities and the business, properties, prospects and financial condition of the Company and its Subsidiaries.

(g)      Short Sales Prior to the Date Hereof. Other than the transactions contemplated hereunder, such Purchaser has not directly or indirectly nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, executed any disposition, including Short Sales, in the securities of the Company during the period commencing from the time that such Purchaser first received a term sheet (written or oral) from the Company or any other Person setting forth the material terms of the transactions contemplated hereunder until the date hereof ("Discussion Time").

The Company acknowledges and agrees that each Purchaser does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE IV.
COVENANTS

4.1     Transfer Restrictions.

(a)      The Securities may only be disposed of pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or to the Company or pursuant to Rule 144(k), except as otherwise set forth herein, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act. Notwithstanding the foregoing, the Company hereby consents to and agrees to register on the books of the Company and with its transfer agent, without any such legal opinion, any transfer of Securities by a Purchaser to an Affiliate of such Purchaser, provided that the transferee certifies to the Company that it is an "accredited investor" as defined in Rule 501(a) under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement.

(b)      The Purchasers agree to the imprinting, except as otherwise permitted by Section 4.1(c), of the following legend on any certificate evidencing Securities:

[NEITHER] THESE SECURITIES [NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE] HAVE [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES AND THE SECURITIES ISSUABLE UPON [CONVERSION][EXERCISE] OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SECURITIES.

(c)      Certificates evidencing Securities shall not be required to contain the legend set forth in Section 4.1(b) or any other legend (i) while a Registration Statement covering the resale of such Securities is effective under the Securities Act, or (ii) following any sale of such Securities pursuant to Rule 144, or (iii) if such Securities are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission). The Company shall cause its counsel to issue the legal opinion included in the Transfer Agent Instructions to the Company's transfer agent on the Effective Date. Following the Effective Date or at such earlier time as a legend is no longer required for certain Securities, the Company will no later than three Trading Days following the delivery by a Purchaser to the Company or the Company's transfer agent of a legended certificate representing such Securities, deliver or cause to be delivered to such Purchaser a certificate representing such Securities that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in Section 4.1(b).

(d)      The Company acknowledges and agrees that a Purchaser may from time to time pledge or grant a security interest in some or all of the Securities in connection with a bona fide margin agreement or other loan or financing arrangement secured by the Securities and, if required under the terms of such agreement, loan or arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser's expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling shareholders thereunder.

4.2     Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities (including the Underlying Shares) will result in dilution of the issued and outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including without limitation its obligation to issue the Securities (including the Underlying Shares) pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim that the Company may have against any Purchaser.

4.3     Furnishing of Information. As long as any Purchaser owns Securities, the Company covenants to timely file all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination. The Company further covenants that it will take such further action as any holder of Securities may reasonably request to satisfy the provisions of Rule 144 applicable to the issuer of securities relating to transactions for the sale of securities pursuant to Rule 144.

4.4     Integration. The Company shall not, and shall use its reasonable best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market.

4.5     Reservation and Listing of Securities.

(a)      The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents a number of shares of Underlying Shares which equal or exceeds 130% of such amount as may be required to fulfill its obligations in full under the Transaction Documents.

(b)      The Company shall (i) in the time and manner required by the Trading Market, prepare and file with the Trading Market an additional shares listing application covering all of the shares of Common Stock issued or issuable under the Transaction Documents, (ii) take all steps necessary to cause such shares of Common Stock to be approved for listing on the Trading Market as soon as possible thereafter, (iii) provide to the Purchasers evidence of such listing, and (iv) maintain the listing of such Common Stock on such Trading Market or another Eligible Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4.5(b).

(c)      In the case of a breach by the Company of Section 4.5(a), in addition to the other remedies available to the Purchasers, the Purchasers shall have the right to require the Company to either: (i) use its reasonable best efforts to obtain the required shareholder approval necessary to permit the issuance of such shares of Common Stock as soon as is possible, but in any event not later than the 60th day after such notice, or (ii) within five Trading Days after delivery of a written notice, pay cash to such Purchaser, as a partial payment of damages and not as a penalty, in an amount equal to the number of shares of Common Stock not issuable by the Company times 115% of the average Closing Price over the five Trading Days immediately prior to the date of such notice or, if greater, the five Trading Days immediately prior to the date of payment (the "Cash Amount"). If the exercising or converting Purchaser elects the first option under the preceding sentence and the Companyfails to obtain any required shareholder approval on or prior to the 60th day after such notice, then within three Trading Days after such 60th day, the Company shall pay the Cash Amount to such Purchaser, as a partial payment of damages and not as penalty. Notwithstanding anything in this Section 4.5 to the contrary, with respect to any breach by the Company of Section 4.5(a), nothing herein shall be deemed to limit or prevent any Purchaser from seeking any other remedy available under law, including, without limitation, specific performance or any other equitable remedies.

4.6     Subsequent Placements.

(a)      From the date hereof until the Effective Date, the Company will not, directly or indirectly, offer, sell, grant any option, or otherwise dispose of (or announce any offer, sale, grant or any option or other disposition of) any of its or the Subsidiaries' equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for Common Stock or Common Stock Equivalents (any such offer, sale, grant, disposition or announcement being referred to as a "Subsequent Placement").

(b)      From the Effective Date until the later of (i) 30 Trading Days after the Effective Date and (ii) the Company Stockholder Approval Date (the "Blackout Period"), the Company will not, directly or indirectly, effect any Subsequent Placement except as set forth in Section 4.6(e). From the date hereof until the end of the Blackout Period, the Company will not, directly or indirectly, file any registration statement with the Commission other than the Registration Statement.

(c)      The Blackout Period set forth in Section 4.6(b) above shall be extended for the number of Trading Days during such period in which (i) trading in the Common Stock is suspended by any Trading Market, (ii) the Registration Statement is not effective, or (iii) the prospectus included in the Registration Statement may not be used by the Purchasers for the resale of Registrable Securities thereunder.

(d)      Until the later of (x) the end of the Blackout Period and (y) the one year anniversary of the Effective Date, the Company will not, directly or indirectly, effect any Subsequent Placement unless the Company shall have first complied with this Section 4.6(d).

(i)      The Company shall deliver to each Purchaser an irrevocable written notice (the "Offer") of any proposed or intended issuance or sale or exchange of the securities being offered (the "Offered Securities") in a Subsequent Placement, which Offer shall (v) identify and describe the Offered Securities, (w) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (x) identify the Persons or entities to which or with which the Offered Securities are to be offered, issued, sold or exchanged, (y) enclose the substantially completed and negotiated purchase documents and (z) offer to issue and sell to or exchange with each Purchaser (A) a pro rata portion of fifty percent (50%) of the Offered Securities based on such Purchaser's pro rata portion of the aggregate principal amount of the Debentures purchased hereunder (the "Basic Amount"), and (B) with respect to each Purchaser that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Purchasers as such Purchaser shall indicate it will purchase or acquire should the other Purchasers subscribe for less than their Basic Amounts (the "Undersubscription Amount"), which process shall be repeated until the Purchasers shall have an opportunity to subscribe for any remaining Undersubscription Amount.

(ii)      To accept an Offer, in whole or in part, a Purchaser must deliver a written notice to the Company prior to the end of the five (5) Trading Day period after such Purchaser's receipt of the Offer Notice (the "Offer Period"), setting forth the portion of the Purchaser's Basic Amount that such Purchaser elects to purchase (the "Requested Amounts") and, if such Purchaser shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Purchaser elects to purchase (in either case, the "Notice of Acceptance"). If the Requested Amounts subscribed for by all Purchasers are less than the total of all of the Basic Amounts, then each Purchaser who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Requested Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Requested Amounts subscribed for (the "Available Undersubscription Amount"), each Purchaser who has subscribed for any Undersubscription Amount shall be entitled to purchase up to that portion of the Available Undersubscription Amount as the Basic Amount of such Purchaser bears to the total Basic Amounts of all Purchasers that have subscribed for Undersubscription Amounts, subject to rounding by the board of directors to the extent its deems reasonably necessary. Notwithstanding the foregoing, if the Company desires to modify or amend the terms and conditions of the Offer prior to the expiration of the Offer Period, the Company may deliver to the Purchasers a new Offer Notice and the Offer Period shall expire on the third (3rd) Business Day after such Purchaser's receipt of such new Offer Notice.

(iii)      The Company shall have five (5) Trading Days from the expiration of the Offer Period above to (i) issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Purchasers (the "Unsubscribed Securities") pursuant to a definitive agreement(s) (the "Subsequent Placement Agreement"), and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer Notice and (ii) to publicly announce (a) the execution of such Subsequent Placement Agreement, and (b) either (x) the consummation of the transactions contemplated by such Subsequent Placement Agreement or (y) the termination of such Subsequent Placement Agreement, which shall be filed with the SEC on a Current Report on Form 8-K with such Subsequent Placement Agreement and any documents contemplated therein filed as exhibits thereto.

(iv)      In the event the Company shall propose to sell less than all the Unsubscribed Securities (any such sale to be in the manner and on the terms specified in Section 4.6(d)(iii) above), then each Purchaser may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Purchaser elected to purchase pursuant to Section 4.6(d)(ii) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Purchasers pursuant to Section 4.6(c)(ii) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Purchaser so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Purchasers in accordance with Section 4.6(d)(i) above.

(v)      Upon the closing of the issuance, sale or exchange of all or less than all of the Unsubscribed Securities, the Purchasers shall acquire from the Company, and the Company shall issue to the Purchasers, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4.6(d)(iv) above if the Purchasers have so elected, upon the terms and conditions specified in the Offer. Notwithstanding anything to the contrary contained in this Agreement, if the Company does not consummate the closing of the issuance, sale or exchange of all or less than all of the Unsubscribed Securities, within five (5) Business Days of the expiration of the Offer Period, the Company shall issue to the Purchasers, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4.6(d)(iv) above if the Purchasers have so elected, upon the terms and conditions specified in the Offer. The purchase by the Purchasers of any Offered Securities is subject in all cases to the execution and delivery by the Company and the Purchasers of the purchase agreement relating to such Offered Securities substantially in the form delivered to the Purchasers and their respective counsel with the Offer.

(vi)     Any Offered Securities not acquired by the Purchasers or other persons in accordance with Section 4.6(d)(iii) above may not be issued, sold or exchanged until they are again offered to the Purchasers under the procedures specified in this Agreement.

(vii)     The Company and the Purchasers agree that if any Purchaser elects to participate in the Offer, (x) neither the Subsequent Placement Agreement with respect to such Offer nor any other transaction documents related thereto (collectively, the "Subsequent Placement Documents") shall include any term or provisions whereby any Purchaser shall be required to agree to any restrictions in trading as to any securities of the Company owned by such Purchaser prior to such Subsequent Placement, and (y) any registration rights set forth in such Subsequent Placement Documents shall be similar in all material respects to the registration rights contained in this Agreement.

(viii)      Notwithstanding anything to the contrary in this Section 4.6 and unless otherwise agreed to by the Purchasers, the Company shall either confirm in writing to the Purchasers that the transaction with respect to the Subsequent Placement has been abandoned or shall publicly disclose its intention to issue the Offered Securities, in either case in such a manner such that the Purchasers will not be in possession of material non-public information, by the fifteen (15th) Business Day following delivery of the Offer Notice. If by the fifteen (15th) following delivery of the Offer Notice no public disclosure regarding a transaction with respect to the Offered Securities has been made, and no notice regarding the abandonment of such transaction has been received by the Purchasers, such transaction shall be deemed to have been abandoned and the Purchasers shall not be deemed to be in possession of any material, non-public information with respect to the Company. Should the Company decide to pursue such transaction with respect to the Offered Securities, the Company shall provide each Purchaser with another Offer Notice and each Purchaser will again have the right of participation set forth in this Section 4.6. The Company shall not be permitted to deliver more than one such Offer Notice to the Purchasers in any 60 day period.

(e)      The restrictions contained in this Section 4.6 shall not apply to Excluded Stock.

4.7     Conversion and Exercise Procedures. The form of Exercise Notice included in the Warrants and the form of Holder Conversion Notice included in the Debentures set forth the totality of the procedures required by the Purchasers in order to exercise the Warrants or convert the Debentures. No additional legal opinion or other information or instructions shall be necessary to enable the Purchasers to exercise their Warrants or convert their Debentures. The Company shall honor exercises of the Warrants and conversions of the Debentures and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.8      Securities Laws Disclosure; Publicity. On or before 8:30 a.m., New York time, on the Trading Day immediately following the First Closing Date and the Second Closing Date, the Company shall issue a press release acceptable to the Purchasers holding a majority of the principal amount of the Debentures disclosing all material terms of the transactions contemplated hereby. Each Purchaser, severally and not jointly with the other Purchasers, covenants that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any Short Sales during the period commencing at the Discussion Time and ending at the time that the transactions contemplated by this Agreement are first publicly announced as described above. Notwithstanding the foregoing, no Purchaser makes any representation, warranty or covenant hereby that it will not engage in Short Sales in the securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced as described above. Within one Business Day of the date of this Agreement, the Company shall file a Current Report on Form 8-K with the Commission (the "8-K Filing") describing the terms of the transactions contemplated by the Transaction Documents and including as exhibits to the 8-K Filing this Agreement and the form of Debentures, in the form required by the Exchange Act. From and after the filing of such 8-K Filing with the Commission, no Purchaser shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents that is not disclosed in the 8-K Filing. Thereafter, the Company shall timely file any filings and notices required by the Commission or applicable law with respect to the transactions contemplated hereby and provide copies thereof to the Purchasers promptly after filing. The Company shall, at least two Trading Days prior to the filing or dissemination of any disclosure required by this paragraph, provide a copy thereof to the Purchasers for their review. The Company and the Purchasers shall consult with each other in issuing any press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or the Trading Market with respect to the transactions contemplated hereby, and neither party shall issue any such press release or otherwise make any such public statement, filing or other communication without the prior consent of the other, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement, filing or other communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or the Trading Market, without the prior written consent of such Purchaser, except to the extent and solely to the extent such disclosure is required by law or the Trading Market's regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents not to, provide any Purchaser with any material nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing without the express written consent or request of such Purchaser. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, a Purchaser shall have the right to require the Company to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material nonpublic information and upon the failure to do so, to issue a press release containing such material nonpublic information, including but not limited to the basis of any suspension period after the expiration of such period. No Purchaser shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, shareholders or agents for any such disclosure. Subject to the foregoing, neither the Company nor any Purchaser shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Purchaser, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Purchaser shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Each press release disseminated during the 12 months prior to the First Closing Date did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.9      Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and general corporate purposes and not to (A) pay, prepay, or otherwise satisfy any portion of the Company's indebtedness for borrower money (other than (i) payment of trade payables and accrued expenses in the ordinary course of the Company's business and prior practices and (ii) repayment of the indebtedness owned by the Company to Comerica Bank under the Credit Agreement (the "Credit Agreement") dated September 1, 2020, by and between the Company and Comerica Bank, and the other Loan Documents as defined in the Credit Agreement (together with the Credit Agreement, the "Comerica Bank Revolving Credit Facility")) (B) redeem any Company equity or equity-equivalent securities or Convertible Securities or (C) settle, resolve, litigate, satisfy judgments or settlements relating to, or take any other action in connection with, any outstanding litigations, disputes, claims, mediations or arbitrations involving the Company or its Subsidiaries other than the litigations and claims set forth on Schedule 4.9 hereto, which the Company may utilize up to $500,000 of the net proceeds in connection with such litigations and claims. Net proceeds shall be used to pay the deductibles to the Company's insurance carrier for the litigations set forth on Schedule 4.9, which shall count against the $500,000 cap in this Section 4.9(C).

4.10     Indebtedness.

(a)      At any time after the date of this Agreement, neither the Company nor any Subsidiary of the Company shall incur or permit to exist any indebtedness, liability or obligation other than (i) trade payables or liabilities incurred or accrued in the ordinary course of business, (ii) capital lease obligations, (iii) indebtedness secured by purchase money security interests, (iv) indebtedness under the Company's Banco Nacional Revolving Credit Facility as described on Schedule 3.1(i), (v) up to $350,000 to secure letters of credit issued by Comerica Bank (the "Letter of Credit Funds") or (vi) indebtedness, liabilities and obligations pursuant to the express terms of the existing debt obligations listed on Schedule 3.1(i) of this Agreement (which in the case of (ii) and (iii) above, will be senior to the Debentures only as to the underlying assets covered thereby) ((i)-(vi), the "Permitted Indebtedness").

(b)      Simultaneously with the First Closing, the Company will pay off its indebtedness of $1,660,000 outstanding under the Comerica Bank Revolving Credit Facility and obtain customary payoff letters with respect to such indebtedness, indicating that such indebtedness has been paid in full and that the Comerica Bank Revolving Credit Facility has been terminated. Upon receipt of such payoff letters, the Company shall promptly file a UCC-3 Termination Statement with respect to the liens on the Company's assets held by Comerica.

(c)      The provisions of this Section 4.10 shall terminate and be of no further force or effect upon the conversion or indefeasible repayment in full of the Debentures and the indefeasible payment of all accrued interest thereon and any and all expenses or liabilities relating thereto that are required to be paid by the Company pursuant to the Transaction Documents.

4.11      No Liens. At any time after the date of this Agreement, neither the Company nor any of its Subsidiaries shall grant or permit any Liens of any kind on any of its existing or future properties or assets (tangible or intangible) except those set forth on Schedule 3.1(j) or Liens granted with respect to (A) capital lease obligations, (B) indebtedness secured by purchase money security interests, (C) the Letter of Credit Funds and (D) indebtedness under the Company's Banco Nacional Revolving Credit Facility as described on Schedule 3.1(i), in each case as permitted pursuant to the provisions of Section 4.10(a) (collectively, "Permitted Liens"). Notwithstanding the foregoing, the Company and its subsidiaries shall not be permitted to grant any Liens on real property in connection with any replacement, refinancing, renewal, defeasance of any real property. Promptly following the Closing, the Company shall file a UCC-3 Termination Statement terminating the UCC filing statement filed by Laurus Master Fund.

4.12     Repayment of Debentures. Each of the parties hereto agrees that all repayments of the Debentures (including any accrued interest thereon) by the Company (other than by conversion of the Debentures) will be paid pro rata to the holders thereof based upon the principal amount then outstanding to each of such holders.

4.13     No Impairment. At all times after the date hereof, the Company will not take or permit any action, or cause or permit any Subsidiary to take or permit any action that impairs or adversely affects the rights of the Purchasers under any Transaction Document.

4.14     Fundamental Changes. In addition to any other rights provided by law or set forth herein, from and after the date of this Agreement and for so long as any Debentures remain outstanding, the Company shall not:

(a)      purchase, redeem (other than pursuant to equity incentive agreements with non-officer employees giving the Company the right to repurchase shares upon the termination of services) or set aside any sums for the purchase or redemption of, or declare or pay any dividend (including a dividend payable in stock of the Company) or make any other distribution with respect to, any shares of capital stock or any other securities that are convertible into or exercisable for such stock;

(b)      change the nature of the Company's business to any business which is fundamentally distinct and separate from the business currently conducted by the Company; or

(c)      cause or permit any Subsidiary of the Company directly or indirectly to take any actions described in clauses (a) through (b) above, other than issuing Securities to the Company.

4.15     Indemnification.

(a)      If any Purchaser or any of its Affiliates or any officer, director, partner, controlling person, employee or agent of a Purchaser or any of its Affiliates (a "Related Person") becomes involved in any capacity in any Proceeding brought by or against any Person in connection with or as a result of the transactions contemplated by the Transaction Documents, the Company will indemnify and hold harmless such Purchaser or Related Person for its reasonable legal and other expenses (including the costs of any investigation, preparation and travel) and for any Losses incurred in connection therewith, as such expenses or Losses are incurred, excluding only Losses that result directly from such Purchaser's or Related Person's gross negligence or willful misconduct. In addition, the Company shall indemnify and hold harmless each Purchaser and Related Person from and against any and all Losses, as incurred, arising out of or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Purchaser or Related Person by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, (iii) any disclosure made by such Purchaser pursuant to Section 4.8, or (iv) the status of such Purchaser or holder of the Securities as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents. The conduct of any Proceedings for which indemnification is available under this paragraph shall be governed by Section 6.4 below. The indemnification obligations of the Company under this paragraph shall be in addition to any liability that the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Purchasers and any such Related Persons. If the Company breaches its obligations under any Transaction Document, then, in addition to any other liabilities the Company may have under any Transaction Document or applicable law, the Company shall pay or reimburse the Purchasers on demand for all costs of collection and enforcement (including reasonable attorneys' fees and expenses). Without limiting the generality of the foregoing, the Company specifically agrees to reimburse the Purchasers on demand for all costs of enforcing the indemnification obligations in this paragraph.

4.16     Shareholders Rights Plan. No claim will be made or enforced by the Company or any other Person that any Purchaser is an "Acquiring Person" under any shareholders rights plan or similar plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Underlying Shares under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.17      Delivery of Certificates. In addition to any other rights available to a Purchaser, if the Company fails to deliver to such Purchaser a certificate representing Common Stock on the date on which delivery of such certificate is required by any Transaction Document, and if after such date such Purchaser purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of the shares that the Purchaser anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three Trading Days after such Purchaser's request and in such Purchaser's discretion, either (i) pay cash to such Purchaser in an amount equal to such Purchaser's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or(ii) promptly honor its obligation to deliver to such Purchaser a certificate or certificates representing such Common Stock and pay cash to such Purchaser in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the date of the event giving rise to the Company's obligation to deliver such certificate.

4.18     Seniority. For so long as the Debentures are outstanding, except as permitted pursuant to the provisions of Section 4.10(a), (i)  no indebtedness of the Company is or will be senior or pari passu to the Debentures in right of payment, whether with respect of interest, damages or upon liquidation or dissolution or otherwise and (ii) the Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness for borrowed money of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, that is senior or pari passu in any respect to the Company's obligations under the Debentures, whether with respect to interest or upon liquidation or dissolution, or otherwise.

4.19      Form D and Blue Sky. The Company agrees to file in a timely manner a Form D with respect to the sale of Securities hereunder as required under Regulation D and to provide a copy thereof to Purchaser Counsel and, if requested, to each such requesting Purchaser in each case promptly after such filing. The Company shall, on or before the First Closing Date and the Second Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Purchasers at the First Closing and the Second Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Purchasers on or prior to the First Closing Date and the Second Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States following the First Closing Date and the Second Closing Date.

4.20     MFN Provision. If the Company or any Subsidiary of the Company offers to issue or issues to any Person any security of the Company or any Subsidiary of the Company ("New Securities"), then the Company shall offer to each Purchaser the right to exchange all or a portion of the securities then held by such Purchaser (the "Existing Securities"), plus accumulated and unpaid interest and dividends, of such Existing Securities for New Securities of equal value. Such offer shall be made at the same time and in the same manner as if such offer is being made to any other potential purchaser of any New Security. Each Purchaser shall have 10 Trading Days to review the offer and determine whether it wants to exchange all or any portion of its Existing Securities.

4.21     Reporting Status. The Company shall timely file all SEC Documents required to be filed with the Commission pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.

4.22      Additional Debentures; Variable Securities; Dilutive Issuances. For so long as any Debentures remain outstanding, the Company will not issue any Debentures other than to the Purchasers as contemplated hereby and the Company shall not issue any other securities that would cause a breach or default under the Debentures. For so long as any Debentures remain outstanding, the Company shall not, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price (as defined in such Debenture) with respect to the Common Stock into which any Debenture is convertible.

4.23     Preparation of the Proxy Statement; Company Shareholders Meeting.

(a)      The Company shall provide each shareholder entitled to vote at a special or annual meeting of shareholders of the Company (the "Company Shareholders Meeting"), which shall be called and held not later than August 31, 2007 (the "Company Shareholder Meeting Deadline"), a proxy statement, containing a shareholder vote solicitation section, soliciting each such shareholder's affirmative vote at the Company Shareholders Meeting for approval of resolutions (the "Resolutions") providing for the issuance of all of the Securities as described in the Transaction Documents in accordance with applicable law and the rules and regulations of the Trading Market or if not required by the Trading Market, in accordance with NASDAQ Marketplace Rule 4350(i) (such affirmative approval being referred to herein as the "Company Shareholder Approval" and the date such approval is obtained, the "Company Shareholder Approval Date"), and the Company shall use its reasonable best efforts to solicit its shareholders' approval of the Resolutions and to cause the Board of Directors of the Company to recommend to the shareholders that they approve the Resolutions. The Company shall be obligated to seek to obtain the Company Shareholder Approval by the Company Shareholders Meeting Deadline.

(b)      As soon as practicable following the date of this Agreement but no later than fifteen (15) Business Days from the Closing Date, the Company shall prepare and file with the Commission the Proxy Statement. The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the Commission as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly (A) notify Purchasers and Purchasers' counsel upon the receipt of any such comments or requests and (B) provide Purchasers and Purchasers' counsel with copies of all correspondence between the Company and its representatives, on the one hand, and the Commission and its staff, on the other hand. If at any time prior to the Company Shareholders Meeting any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 4.23(a), prepare and file with the Commission such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable law, cause such amendment or supplement to be distributed to the stockholders of the Company.

(c)      The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a Company Shareholders Meeting solely for the purpose of obtaining the Company Shareholder Approval. The Company shall, through its Board of Directors, recommend to its shareholders adoption of this Agreement. The Company may not reschedule, adjourn to a later date or otherwise delay Company Shareholder Meetings relating to approval of the transactions contemplated hereby, in each case to a date that is after the Company Shareholder Meeting Deadline, without the unanimous written consent of the Purchasers.

(d)      If, despite the Company's best efforts the Company Shareholder Approval is not obtained on or prior to the Company Shareholders Meeting Deadline, the Company shall cause an additional Company Shareholders Meeting to be held each calendar quarter thereafter until such Company Shareholder Approval is obtained.

4.24     Reports Under the Exchange Act. With a view to making available to the Purchasers the benefits of Rule 144, the Company agrees to:

a.     make and keep public information available, as those terms are understood and defined in Rule 144;

b.     file with the Commission in a timely manner all annual reports on Form 10-K or 10-KSB, and quarterly reports on Form 10-Q or 10-QSB required of the Company under the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

c.     furnish to each Purchaser so long as such Purchaser owns Registrable Securities, promptly upon written request, (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Purchasers to sell such securities pursuant to Rule 144 without registration.

4.25     No Related Party Transactions. Without the consent of Purchasers holding a majority of the outstanding principal under the Debentures, the Company will not enter into any transactions which would be reportable under Item 404 of Regulation S-K promulgated under the Exchange Act unless such transactions are (i) approved by the Company's Board of Directors and (ii) upon terms that are no more favorable than those that the Company would reasonably expect to receive from a unrelated third party in an arms-length transaction.

4.26     Amendment of Outstanding Notes and Warrants. Without the consent of Purchasers holding a majority of the outstanding principal under the Debentures, the Company will not amend any of the notes or warrants issued in its 2005 private placement to make the terms of such instruments more favorable to the holders thereof.

4.27     Costa Rican Assets. Without the written consent of Purchasers holding more than fifty percent (50%) of the outstanding aggregate principal amount under the Debentures, the Company will not, and will use its reasonable best efforts to cause its Subsidiaries not to, (i) sell, lease, transfer or otherwise dispose of or (ii) grant or permit any Liens of any kind on, any of the properties or assets of Finca Savila, S.A. or Sabila Industrial S.A., except for (1) sales, leases, transfers or dispositions of any such property or assets to the Company or one of its other Subsidiaries (other than an Inactive Subsidiary), (2) the sale of inventory in the ordinary course of business, (3) any Liens that currently exist on such properties or assets and (4) the disposition or transfer in the ordinary course of business during any fiscal year of obsolete and worn-out equipment.

4.28     Conduct of the Company's Business. From the First Closing Date until the Second Closing Date, unless the prior written consent of Purchaser holding a majority of the principal amount of the Debentures shall have been obtained, and except as otherwise expressly contemplated herein or as required by any applicable laws, the Company covenants and agrees that it shall, and shall cause each of its Active Subsidiaries to, (A) operate its business only in the usual, regular and ordinary course consistent with past practice and (B) preserve intact its business organization and material assets.

4.29     Collateral Agent.

(a)      Appointment. Each Purchaser hereby irrevocably designates and appoints Rockmore Investment Master Fund Ltd. as the collateral agent (in such capacity, the "Collateral Agent") of such Purchaser under the Security Documents, and each such Purchaser irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of the Security Documents and any other document, agreement, instrument, financing statement and certificate delivered at any time under or in connection with, or contemplated by the Security Documents (collectively, the "Collateral Security Documents"), including without limitation, being the secured party for the benefit of the Purchasers and Collateral Agent under such documents, and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Collateral Security Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any trustee or other fiduciary relationship with, or trustee or fiduciary responsibility to, any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Collateral Security Document or otherwise exist against the Collateral Agent.

(b)      Delegation of Duties. The Collateral Agent may execute any of its duties under the Collateral Security Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c)      Exculpatory Provisions. Neither the Collateral Agent nor any of its officers, directors, partners, employees, agents, advisors, counsel, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with any Collateral Security Document (except to the extent caused solely by such Person's own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction) or (ii) responsible in any manner to any of the Purchasers for, or have any duty to ascertain, inquire into or verify any recitals, statements, representations or warranties made by the Company or any of its Subsidiaries or any officer(s) thereof contained in this Agreement or any Collateral Security Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Collateral Security Document or for the value, genuineness, enforceability, existence, perfection or priority of any of the Collateral (as defined in the Security Agreement) or for any failure of the Company or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Collateral Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the covenants or agreements contained in, or satisfaction of conditions of, this Agreement or any Collateral Security Document, or to inspect the properties, books or records of the Company or any of its Subsidiaries. For the avoidance of doubt, Collateral Agent's failure to fulfill Perfection Requirements (as defined in the Security Agreement) or have a valid or perfected security interest in any Collateral or additional collateral shall not constitute gross negligence or willful misconduct for purposes of this Agreement or any Collateral Security Document.

(d)      Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, bank wire, telex or teletype message, statement, order or other document or unwritten conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any of its Subsidiaries), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent may deem and treat the payee of any Debenture as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Collateral Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under any Collateral Security Document unless it shall first receive such advice or concurrence of the Purchasers holding more than fifty percent (50%) of the then outstanding aggregate principal amount of the Debentures (the "Required Purchasers") as it deems appropriate or it shall first be indemnified to its satisfaction by the Purchasers against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Collateral Security Documents in accordance with a request of the Required Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers and all future holders of the Debentures. The Collateral Agent may consult with legal counsel, independent accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(e)      Notice of Default. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (each as defined in the Security Agreement) unless the Collateral Agent has received notice from a Purchaser or the Company or any of its Subsidiaries referring to the Security Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Collateral Agent receives such a notice, the Collateral Agent shall give notice thereof to the Purchasers. The Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Purchasers; provided that unless and until the Collateral Agent shall have received such directions, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the interests of the Purchasers.

(f)      Non-Reliance on Collateral Agent and Other Purchasers. Each Purchaser expressly acknowledges that neither the Collateral Agent nor any of its officers, directors, partners, employees, agents, counsel, advisors, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Collateral Agent hereinafter taken, including any review of the affairs of the Company or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Collateral Agent to any Purchaser. Each Purchaser acknowledges that Collateral Agent has not provided any Purchaser with any information regarding the Company or any of its Subsidiaries or any advice regarding this Agreement or any Collateral Security Document. Each Purchaser represents to the Collateral Agent that it has, independently and without reliance upon the Collateral Agent or any other Purchaser, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries and made its own decision to purchase the Debentures and enter into this Agreement and the Collateral Security Documents. Each Purchaser also represents that it will, independently and without reliance upon the Collateral Agent or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the Collateral Security Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries. The Collateral Agent shall not have any duty or responsibility to provide any Purchaser with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Company or any of its Subsidiaries which may come into the possession of the Collateral Agent or any of its officers, directors, partners, employees, agents, counsel, advisors, attorneys-in-fact or Affiliates.

(g)      Indemnification. The Purchasers agree to indemnify the Collateral Agent in its capacity as such (to the extent not reimbursed by the Company or any of its Subsidiaries and without limiting the obligation of the Company and its Subsidiaries to do so), severally and not jointly, on a ratable basis according to the outstanding aggregate principal amount of their respective Debentures on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including reasonable attorneys' fees and disbursements) which may at any time (including, without limitation, at any time following the payment of the Debentures) be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of, this Agreement, any of the Collateral Security Documents or the transactions contemplated hereby or thereby or any action taken or omitted by the Collateral Agent under or in connection with any of the foregoing; provided that no Purchaser shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Collateral Agent's gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction. The agreements in this subsection shall survive the payment of the Debentures and all obligations under this Agreement or the Collateral Security Documents.

(h)      Collateral Agent in Its Individual Capacity. The Collateral Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company and any of its Subsidiaries as though the Collateral Agent were not the Collateral Agent hereunder and under the Collateral Security Documents. The Collateral Agent shall have the same rights and powers under this Agreement and the Collateral Security Documents as any Purchaser and may exercise or refrain from exercising the same as though it were not the Collateral Agent, and the terms "Purchaser" and "Purchasers" shall include the Collateral Agent in its individual capacity.

(i)      Successor Collateral Agent. The Collateral Agent may resign as Collateral Agent upon 10 days' notice to the Purchasers. If the Collateral Agent shall resign as Collateral Agent under the Collateral Security Documents, then the Required Purchasers shall appoint from among the Purchasers a successor Collateral Agent for the Purchasers, which successor Collateral Agent shall succeed to the rights, powers and duties of the Collateral Agent as described hereunder. Effective upon such appointment, the term "Collateral Agent" shall mean such successor Collateral Agent. The former Collateral Agent's rights, powers and duties as Collateral Agent shall be terminated upon its resignation as such, without any other or further act or deed on the part of such former Collateral Agent to any of the parties to this Agreement or any Collateral Security Document, any Purchasers or any holders of the Debentures. After any retiring Collateral Agent's resignation as Collateral Agent, the provisions of this Section 4.29 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under the Collateral Security Documents.

4.30     Costa Rican Pledge. The Company will promptly following the Closing (i) obtain a stock certificate for 65% of the issued and outstanding shares of Sabila Industrial, S.A. (the "Sabila Stock Certificate"), (ii) deliver the Sabila Stock Certificate to the Collateral Agent and (iii) record the pledge of the Sabila Stock Certificate to the Collateral Agent, on behalf of the Purchasers, with the appropriate agency in Costa Rica.

4.31     Voting Agreement. The Company will use its best efforts to get Thomas J. Marquez and James F. Fitzgerald, Sr. to sign the Voting Agreement

4.32     Certificates of Good Standing for Foreign Subsidiaries. The Company will obtain good standing certificates (or the equivalent documents customarily obtained for deals of this type in Costa Rica) for Sabila Industrial, S.A. and Finca Savila, S.A. as soon as reasonably practicable after the First Closing but in no event later than ten days from the First Closing.

ARTICLE V.
CONDITIONS

5.1     Conditions Precedent to the Obligations of the Purchasers at the First Closing. The obligation of each Purchaser to acquire Securities at the First Closing is subject to the satisfaction or waiver by such Purchaser, at or before the First Closing, of each of the following conditions:

(a)      Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects (except for those representations that are qualified by materiality or Material Adverse Effect which shall be true and correct in all respects) as of the date when made and as of the First Closing as though made on and as of such date or, with respect to representations and warranties that speak as of a specific date, as of such specific date;

(b)      Performance. The Company and each other Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the First Closing;

(c)      No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, adopted or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization or the staff of any of the foregoing, having authority over the matters contemplated hereby which questions the validity of, or challenges or prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(d)      Adverse Changes. Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably would be expected to have or result in a Material Adverse Effect;

(e)      Deliveries. All deliveries contemplated under Section 2.2(a) shall have been made in accordance with the terms of this Agreement;

(f)      Good Standing. The Company shall have delivered to each Purchaser a certificate (or a fax or pdf copy of such certificate) evidencing the formation and good standing of the Company and each of its Active Subsidiaries in such entity's jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction, as of a date within 3 days of the First Closing Date;

(g)      Qualifications. The Company shall have delivered to each Purchaser a certificate (or a fax or pdf copy of such certificate) evidencing the Company's qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Company conducts business, as of a date within 10 days of the First Closing Date;

(h)      Certificate of Incorporation. The Company shall have delivered to each Purchaser a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware (or a fax or pdf copy of such certificate) within five (5) days of the First Closing Date;

(i)      Secretary Certificate. The Company shall have delivered to each Purchaser a certificate, executed by the Secretary of the Company and dated as of the First Closing Date, as to (i) the resolutions consistent with Section 3.1(c) as adopted by the Company's Board of Directors in a form reasonably acceptable to such Purchaser, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the First Closing, in a form satisfactory to Purchaser;

(j)      Officer's Certificate. Each Purchaser shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the First Closing Date, certifying the satisfaction of the conditions specified in Section 5.1(a) and 5.1(b) hereof and as to any other matters as may be reasonably requested by such Purchaser in a form satisfactory to Purchaser;

(k)      Capitalization Certification. The Company shall have delivered to such Purchaser a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the First Closing Date;

(l)      Common Stock. The Common Stock (i) shall be designated for quotation or listed on the Trading Market and (ii) shall not have been suspended, as of the First Closing Date, by the Commission or the Trading Market from trading on the Trading Market nor shall suspension by the Commission or the Trading Market have been threatened, as of the First Closing Date;

(m)      Securities Exemptions. The offer and sale of the Securities to the Purchasers pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws; and

(n)       Lien Searches. Within two (2) Business Days prior to the First Closing, the Company shall have delivered or caused to be delivered to each Purchaser (i) true copies of UCC search results, listing all effective financing statements which name as debtor the Company or any of its Subsidiaries filed in the prior five years to perfect an interest in any assets thereof, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Purchasers, shall cover any of the Collateral (as defined in the Security Documents) and the results of searches for any tax lien and judgment lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Purchasers shall not show any such Liens (as defined in the Security Documents); and (ii) a perfection certificate, duly completed and executed by the Company and each of its Subsidiaries, in form and substance satisfactory to the Purchasers.

5.2     Conditions Precedent to the Obligations of the Company at the First Closing. The obligation of the Company to sell Securities at the First Closing is subject to the satisfaction or waiver by the Company, at or before the First Closing, of each of the following conditions:

(a)      Representations and Warranties. The representations and warranties of the Purchasers contained herein shall be true and correct in all material respects (except for those representations that are qualified by materiality or Material Adverse Effect which shall be true and correct in all respects) as of the date when made and as of the First Closing Date as though made on and as of such date or, with respect to representations and warranties that speak as of a specific date, as of such specific date;

(b)      Performance. The Purchasers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Purchasers at or prior to the First Closing;

(c)      No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, adopted or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization or the staff of any of the foregoing, having authority over the matters contemplated hereby which questions the validity of, or challenges or prohibits the consummation of any of the transactions contemplated by the Transaction Documents; and

(d)      Deliveries. All deliveries contemplated under Section 2.1(b) of this Agreement have been made in accordance with the terms of this Agreement.

5.3     Conditions Precedent to the Obligations of the Purchasers at the Second Closing. The obligation of each Purchaser to acquire Securities at the Second Closing is subject to the satisfaction or waiver by such Purchaser, at or before the Second Closing, of each of the following conditions:

(a)      Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects (except for those representations that are qualified by materiality or Material Adverse Effect which shall be true and correct in all respects) as of the date when made and as of the Second Closing as though made on and as of such date or, with respect to representations and warranties that speak as of a specific date, as of such specific date;

(b)      Performance. The Company and each other Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Second Closing;

(c)      No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, adopted or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization or the staff of any of the foregoing, having authority over the matters contemplated hereby which questions the validity of, or challenges or prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(d)      Adverse Changes. Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably would be expected to have or result in a Material Adverse Effect;

(e)      Deliveries. All deliveries contemplated under Section 2.4(a) shall have been made in accordance with the terms of this Agreement;

(f)      Good Standing. The Company shall have delivered to each Purchaser a certificate (or a fax or pdf copy of such certificate) evidencing the formation and good standing of the Company and each of its Active Subsidiaries in such entity's jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction, as of a date within 3 days of the Second Closing Date;

(g)      Qualifications. The Company shall have delivered to each Purchaser a certificate (or a fax or pdf copy of such certificate) evidencing the Company's qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Company conducts business, as of a date within 10 days of the Second Closing Date;

(h)      Certificate of Incorporation. The Company shall have delivered to each Purchaser a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware (or a fax or pdf copy of such certificate) within five (5) days of the Second Closing Date;

(i)      Secretary Certificate. The Company shall have delivered to each Purchaser a certificate, executed by the Secretary of the Company and dated as of the Second Closing Date, as to (i) the resolutions consistent with Section 3.1(c) as adopted by the Company's Board of Directors in a form reasonably acceptable to such Purchaser, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the Second Closing, in a form satisfactory to Purchaser;

(j)      Officer's Certificate. Each Purchaser shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Second Closing Date, certifying the satisfaction of the conditions specified in Section 5.3(a) and 5.3(b) hereof and as to any other matters as may be reasonably requested by such Purchaser in a form satisfactory to Purchaser;

(k)      Capitalization Certification. The Company shall have delivered to such Purchaser a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Second Closing Date;

(l)      Common Stock. The Common Stock (i) shall be designated for quotation or listed on the Trading Market and (ii) shall not have been suspended, as of the Second Closing Date, by the Commission or the Trading Market from trading on the Trading Market;

(m)      Securities Exemptions. The offer and sale of the Securities to the Purchasers pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws;

(n)       Lien Searches. Within two (2) Business Days prior to the Second Closing, the Company shall have delivered or caused to be delivered to each Purchaser (i) true copies of UCC search results, listing all effective financing statements which name as debtor the Company or any of its Subsidiaries filed in the prior five years to perfect an interest in any assets thereof, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Purchasers, shall cover any of the Collateral (as defined in the Security Documents) and the results of searches for any tax lien and judgment lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Purchasers shall not show any such Liens (as defined in the Security Documents); and (ii) a perfection certificate, duly completed and executed by the Company and each of its Subsidiaries, in form and substance satisfactory to the Purchasers;

(o)      Company Shareholder Approval. The Company shall have obtained Company Shareholder Approval;

(p)      First Closing. The First Closing shall have occurred;

(q)      Material Breach. The Company shall not have breached any material term of any Transaction Document, which breach continues uncured until the earlier to occur of (A) 10 days after the date the Company becomes or should have become aware of such breach or (B) 6 days after the date on which notice of such breach is first given to the Company by a Purchaser; and

(r)      Event of Default. No Event of Default under the Debentures shall have occurred and be continuing.

5.4     Conditions Precedent to the Obligations of the Company at the Second Closing. The obligation of the Company to sell Securities at the Second Closing is subject to the satisfaction or waiver by the Company, at or before the Second Closing, of each of the following conditions:

(a)      Representations and Warranties. The representations and warranties of the Purchasers contained herein shall be true and correct in all material respects (except for those representations that are qualified by materiality or Material Adverse Effect which shall be true and correct in all respects) as of the date when made and as of the Second Closing Date as though made on and as of such date or, with respect to representations and warranties that speak as of a specific date, as of such specific date;

(b)      Performance. The Purchasers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Purchasers at or prior to the Second Closing;

(c)      No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, adopted or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization or the staff of any of the foregoing, having authority over the matters contemplated hereby which questions the validity of, or challenges or prohibits the consummation of any of the transactions contemplated by the Transaction Documents; and

(d)      Deliveries. All deliveries contemplated under Section 2.1(b) of this Agreement have been made in accordance with the terms of this Agreement.

ARTICLE VI.
REGISTRATION RIGHTS

6.1     Shelf Registration.

(a)      As promptly as possible after the Second Closing, and in any event on or prior to the Filing Date, the Company shall prepare and file with the Commission a "shelf" Registration Statement covering the resale of the Initial Required Registration Amount of the Registrable Securities (as determined as of date the Registration Statement is initially filed with the SEC, subject to subsequent reduction if directed by the staff of the SEC) for an offering to be made on a continuous basis pursuant to Rule 415. If for any reason the Commission does not permit all of the Registrable Securities to be included in such Registration Statement, then the Company shall prepare and file with the Commission a separate Registration Statement with respect to the Additional Required Registration Amount of such Registrable Securities (as determined as of date such Registration Statement is initially filed with the SEC, subject to subsequent reduction if directed by the staff of the SEC), as promptlyas possible, and in any event on or prior to the applicable Filing Date. The Registration Statement shall be on Form S-3 and shall contain (except if otherwise directed by the Purchasers) the "Plan of Distribution" section, substantially as attached hereto as Exhibit K. In the event that Form S-3 is unavailable for such a registration, the Company shall use such other form as is available for such a registration on another appropriate form reasonably acceptable to the holders of the majority of the Registrable Securities (the "Required Holders"), subject to the provisions of Section 6.1(h).

(b)      The Company shall use its reasonable best efforts to cause the Registration Statement to be declared effective by the Commission as promptly as possible after the filing thereof, but in any event prior to the Required Effectiveness Date, and shall use its reasonable best efforts to keep the Registration Statement continuously effective under the Securities Act until the earliest to occur of (i) fifth anniversary of the Effective Date, (ii) the date upon which all of the Registrable Securities can be sold by the holders of such Registrable Securities under Rule 144(k) and (iii) such earlier date when all Registrable Securities covered by such Registration Statement have been sold publicly (the "Effectiveness Period").

(c)      The Company shall notify each Purchaser in writing promptly (and in any event within one business day) after receiving notification from the Commission that the Registration Statement has been declared effective.

(d)      If: (i) any Registration Statement is not filed on or prior to the Filing Date (if the Company files such Registration Statement without affording the Purchasers the opportunity to review and comment on the same as required by Section 6.2(a) hereof, the Company shall not be deemed to have satisfied this clause (i)), or (ii) the Company fails to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within two Trading Days after the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that a Registration Statement will not be "reviewed," or will not be subject to further review, or (iii) the Company fails to respond to any comments made by the Commission within 20 Trading Days after the receipt of such comments, or (iv) the Registrable Securities are not registered on a Registration Statement by the Required Effectiveness Date, or (v) after a Registration Statement is filed with and declared effective by the Commission, such Registration Statement ceases to be effective as to all Registrable Securities to which it is required to relate at any time prior to the expiration of the Effectiveness Period without being succeeded within 10 Trading Days by an amendment to such Registration Statement or by a subsequent Registration Statement filed with and declared effective by the Commission, or (vi) an amendment to a Registration Statement is not filed by the Company with the Commission within ten Trading Days after the Commission's having notified the Company that such amendment is required in order for such Registration Statement to be declared effective, or (vii) the Common Stock is not listed or quoted, or is suspended from trading on the Trading Market for a period of three Trading Days (which need not be consecutive Trading Days in any 12-month period, (any such failure or breach being referred to as an "Event," and for purposes of each clause (i) or (iv) the date on which such Event occurs, or for purposes of clause (ii) the date on which such two Trading Day-period is exceeded, or for purposes of clause (iii) the date which such twenty Trading Day-period is exceeded, or for purposes of clauses (v) or (vi) the date which such ten Trading Day-period is exceeded, or for purposes of clause (vii) the date on which such three Trading Day period is exceeded, being referred to as "Event Date"), then: (x) on each such Event Date the Company shall pay to each Purchaser an amount in cash, as liquidated damages and not as a penalty, equal to 1.5% of the aggregate purchase price paid by such Purchaser pursuant to the Purchase Agreement; and (y) on each monthly anniversary of each such Event Date thereof (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Purchaser an amount in cash, as liquidated damages and not as a penalty, equal to 1.5% of the aggregate purchase price paid by such Purchaser pursuant to the Purchase Agreement and pay a pro-rated amount if such Event is cured prior to the end of a month. Such payments shall be in partial compensation to the Purchasers and shall not constitute the Purchaser's exclusive remedy for such events. If the Company fails to pay any liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Purchaser, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. In the event that the Company registers some but not all of the Registrable Securities, the 1.5% of liquidated damages referred to above for any monthly period shall be reduced to equal the percentage determined by multiplying 1.5% by a fraction, the numerator of which shall be the number of Registrable Securities for which there is not an effective Registration Statement at such time and the denominator of which shall be the number of Registrable Securities at such time.

(e)      The Company shall not, prior to the Effective Date of the Registration Statement, prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities.

(f)      If the Company is unable to register all of the Registrable Securities issued or issuable pursuant to the Transaction Documents in the initial Registration Statement, then the Company shall file one or more additional Registration Statement(s) covering the maximum number of shares of Registrable Securities permissible on or prior to the Filing Date and shall cause such additional Registration Statement(s) to become effective by the Commission on or prior to the Required Effectiveness Date.

(g)      Subject to Section 6.3 hereof, the Required Holders shall have the right to select one legal counsel to review and oversee any registration pursuant to this Section 6.1 ("Legal Counsel"), which shall be Purchaser Counsel or such other counsel as thereafter designated by the Required Holders. The Company and Legal Counsel shall reasonably cooperate with each other in performing the Company's obligations under this Agreement and the other Transaction Documents.

(h)      In the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on another appropriate form reasonably acceptable to the Required Holders and (ii) undertake to register the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the Commission.

(i)      Notwithstanding anything to the contrary in this Agreement, at any time, upon written notice to the Holders and for a period not exceed ten (10) consecutive days, with such period not exceed an aggregate of thirty (30) days during any three hundred sixty five (365) day period and with the first day of any period being at least five (5) trading days after the last day of any prior period (each, a "Suspension Period"), the Company may suspend the use or effectiveness of any Registration Statement without breaching this Agreement or any Transaction Document or incurring any penalty hereunder or thereunder (and the Holders hereby agree not to offer or sell any Registrable Securities pursuant to such Registration Statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose a potentially significant transaction and the Board of Directors of the Company determines that the disclosure at such time would not be in the best interest of the Company. Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of a Purchaser in accordance with the terms of the Securities Purchase Agreement in connection with any sale of Registrable Securities with respect to which a Purchaser has entered into a contract for sale and delivered a copy of the prospectus included as part of the applicable Registration Statement (unless an exemption from such prospectus delivery requirements exists), prior to the Purchaser's receipt of the notice of a Suspension Period and for which the Purchaser has not yet settled.

(j)      The initial number of Registrable Securities included in any Registration Statement and any increase in the number of Registrable Securities included therein shall be allocated pro rata among the Purchasers based on the number of Registrable Securities held by each Purchaser at the time the Registration Statement covering such initial number of Registrable Securities or increase thereof is declared effective by the Commission. In the event that a Purchaser sells or otherwise transfers any of such Purchaser's Registrable Securities in a transaction in which such Purchaser's rights hereunder with respect to such Registrable Securities are assigned to such transferee in accordance with Section 7.7 hereof, such transferee shall be allocated a pro rata portion of the then remaining number of Registrable Securities included in such Registration Statement for such transferor. Any shares of Common Stock included in a Registration Statement and which remain allocated to any Person which ceases to hold any Registrable Securities covered by such Registration Statement shall be allocated to the remaining Purchasers, pro rata based on the number of Registrable Securities then held by such Purchasers which are covered by such Registration Statement. In no event shall the Company include any securities other than Registrable Securities on any Registration Statement without the prior written consent of the Required Holders.

(k)      In the event the number of shares available under a Registration Statement filed pursuant to Section 6.1(a) is insufficient to cover all of the Registrable Securities required to be covered by such Registration Statement or a Purchaser's allocated portion of the Registrable Securities pursuant to Section 6.1(j), the Company shall amend the applicable Registration Statement, or file a new Registration Statement (on the short form available therefor, if applicable), or both, so as to cover at least the Initial Required Registration Amount or Additional Required Registration Amount, as the case may be, as of the trading day immediately preceding the date of the filing of such amendment or new Registration Statement, in each case, as soon as practicable, but in any event (other with respect to Cutback Shares) not later than thirty (30) days after the necessity therefor arises. The Company shall use its best efforts to cause such amendment and/or new Registration Statement to become effective as soon as practicable following the filing thereof. For purposes of the foregoing provision, the number of shares available under a Registration Statement shall be deemed "insufficient to cover all of the Registrable Securities" if at any time the number of shares of Common Stock available for resale under the Registration Statement is less than the product determined by multiplying (i) the Initial Required Registration Amount or Additional Required Registration Amount, as the case may be, as of such time by (ii) 0.80. The calculation set forth in the foregoing sentence shall be made without regard to any limitations on the conversion of the Debentures or the exercise of the Warrants and such calculation shall assume that the Debentures are then convertible into shares of Common Stock at the then prevailing Conversion Price (as defined in the Debentures) and that the Warrants are then exercisable for shares of Common Stock at the then prevailing Exercise Price (as defined in the Warrants).

6.2     Registration Procedures. In connection with the Company's registration obligations hereunder, the Company shall:

(a)      Not less than five Trading Days prior to the filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto (including at the written request of any Purchaser and Purchasing Counsel any document that is incorporated or deemed incorporated therein by reference), the Company shall (i) furnish to the Purchasers and Purchaser Counsel copies of all such documents proposed to be filed, which documents (including, at the written request of any Purchaser or Purchaser Counsel, those incorporated or deemed to be incorporated by reference) will be subject to the review of such Purchasers and Purchaser Counsel, and (ii) cause its officers and directors, counsel and independent certified public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act. The Company shall ensure that each Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading.

(b)      Prepare and file with the Commission such amendments, including post-effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424 by no later than 9:30 a.m., New York time, on the first Business Day following the date the Registration Statement is declared effective by the Commission; (iii) respond as promptly as reasonably possible, and in any event within ten days, to any comments received from the Commission with respect to the Registration Statement or any amendment thereto and as promptly as reasonably possible provide the Purchasers true and complete copies of all correspondence from and to the Commission relating to the Registration Statement; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Purchasers thereof set forth in the Registration Statement as so amended or in such Prospectus as so supplemented.

(c)      Notify the Purchasers of Registrable Securities to be sold and Purchaser Counsel as promptly as reasonably possible, and (if requested by any such Person) confirm such notice in writing no later than one Trading Day thereafter, of any of the following events: (i) the Commission notifies the Company whether there will be a "review" of any Registration Statement; (ii) the Commission comments in writing on any Registration Statement (in which case the Company shall deliver to each Purchaser a copy of such comments and of all written responses thereto); (iii) any Registration Statement or any post-effective amendment is declared effective; (iv) the Commission or any other Federal or state governmental authority requests any amendment or supplement to any Registration Statement or Prospectus or requests additional information related thereto; (v) the Commission issues any stop order suspending the effectiveness of any Registration Statement or initiates any Proceedings for that purpose; (vi) the Company receives notice of any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, or the initiation or threat of any Proceeding for such purpose; or (vii) the financial statements included or incorporated by reference in any Registration Statement become ineligible for inclusion or incorporation therein or any statement made in any Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference is untrue in any material respect or any revision to a Registration Statement, Prospectus or other document is required so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)      Use its reasonable best efforts to avoid the issuance of or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of any Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as possible.

(e)      Furnish, without charge, to (i) each Purchaser and Purchaser Counsel at least one conformed copy of each Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits to the extent requested by such Person (including at the written request of any Purchaser or Purchasers Counsel those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission and (ii) Purchaser counsel copies of any correspondence from (or to) the Commission or the Staff of the Commission to (or from) the Company relating to the Registration Statement.

(f)      Promptly deliver to each Purchaser and Purchaser Counsel, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request. The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Purchasers in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(g)       In the time and manner required by each Trading Market and this Agreement, prepare and file with such Trading Market an additional shares listing application covering all of the Registrable Securities; (ii) take all steps necessary to cause such Registrable Securities to be approved for listing on each Trading Market as soon as possible thereafter; (iii) provide to the Purchasers evidence of such listing; and (iv) maintain the listing of such Registrable Securities on each such Trading Market or another Eligible Market.

(h)      Prior to any public offering of Registrable Securities, use its reasonable best efforts to register or qualify or cooperate with the selling Purchasers and Purchaser Counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any Purchaser requests in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by a Registration Statement.

(i)      Cooperate with the Purchasers to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by this Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Purchasers may request.

(j)      Upon the occurrence of any event described in Section 6.2(c)(vii), as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(k)      Cooperate with any due diligence investigation undertaken by the Purchasers in connection with the sale of Registrable Securities, including, without limitation, by making available any documents and information; provided that the Company will not deliver or make available to any Purchaser material, nonpublic information unless such Purchaser specifically requests in advance to receive material, nonpublic information in writing.

(l)      Within two (2) Trading Days after a Registration Statement which covers Registrable Securities is ordered effective by the Commission, the Company shall deliver, and shall cause Company Counsel to deliver, to the transfer agent for such Registrable Securities (with copies to the Purchasers whose Registrable Securities are included in such Registration Statement) confirmation that such Registration Statement has been declared effective by the Commission.

(m)      Comply with all applicable rules and regulations of the Commission.

(n)      The Company shall use its best efforts to (i) register and qualify, unless an exemption from registration and qualification applies, the resale by Purchasers of the Registrable Securities covered by a Registration Statement under such other securities or "blue sky" laws of all applicable jurisdictions in the United States, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Effectiveness Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Effectiveness Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.2(n), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify Purchaser Counsel and each Purchaser who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or "blue sky" laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

(o)      If any Purchaser reasonably believes, based on reasonable advice of counsel, that it would be deemed an underwriter with respect to any of the Underlying Shares, or is required under applicable securities laws to be described in the Registration Statement as an underwriter, at the reasonable request of such Purchaser, the Company shall furnish to such Purchaser, on the date of the effectiveness of the Registration Statement and thereafter from time to time on such dates as a Purchaser may reasonably request (i) a letter, dated such date, from the Company's independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering of this type, addressed to the Purchasers (subject to the Purchasers making such representations and undertakings as such accountants may reasonably request), and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering of this type, addressed to the Purchasers.

(p)      If any Purchaser is deemed to be, alleged to be or reasonably believes it may be deemed or alleged to be, an underwriter or is required under applicable securities laws to be described in the Registration Statement as an underwriter, upon the written request of any Purchaser in connection with such Purchaser's due diligence requirements, if any, the Company shall make available for inspection by (i) any Purchaser, (ii) Purchaser Counsel and (iii) one firm of accountants or other agents retained by the Purchasers (collectively, the "Inspectors"), all pertinent financial and other records, and pertinent corporate documents and properties of the Company (collectively, the "Records"), as shall be reasonably deemed necessary by each Inspector, and cause the Company's officers, directors and employees to supply all information which any Inspector may reasonably request; provided, however, that each Inspector shall agree to hold in strict confidence and shall not make any disclosure (except to a Purchaser) or use of any Record or other information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (a) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required under the Securities Act (and only after giving the Company a reasonable opportunity to make such disclosure itself), (b) the release of such Records is ordered pursuant to a final, non-appealable subpoena or order from a court or government body of competent jurisdiction, or (c) the information in such Records has been made generally available to the public other than by disclosure in violation of this Agreement. Each Purchaser agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the Records deemed confidential. Nothing herein (or in any other confidentiality agreement between the Company and any Purchaser) shall be deemed to limit the Purchasers' ability to sell Registrable Securities in a manner which is otherwise consistent with applicable laws and regulations.

(q)      The Company shall hold in confidence and not make any disclosure of information concerning a Purchaser provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning a Purchaser is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Purchaser and allow such Purchaser, at the Purchaser's expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

(r)      The Company shall use its best efforts either to (i) cause all of the Registrable Securities covered by a Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange or (ii) if, despite the Company's best efforts, the Company is unsuccessful in satisfying the preceding clause (i) and, without limiting the generality of the foregoing, to use its best efforts to arrange for at least two market makers to register with the National Association of Securities Dealers, Inc. as such with respect to such Registrable Securities. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 6.2(r).

(s)      The Company shall, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to an effective Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Purchasers may reasonably request and registered in such names as the Purchasers may request.

(t)      If requested by a Purchaser, the Company shall as soon as reasonably practicable (i) incorporate in a prospectus supplement or post-effective amendment such information as a Purchaser reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement if reasonably requested by a Purchaser holding any Registrable Securities.

(u)      The Company shall make generally available to its security holders not later than ninety (90) days after the close of the period covered thereby, an earnings statement (in form complying with, and in the manner provided by, the provisions of Rule 158 under the Securities Act) covering a twelve-month period beginning not later than the first day of the Company's fiscal quarter next following the effective date of the Registration Statement.

(v)      Within two (2) Business Days after a Registration Statement which covers Registrable Securities is ordered effective by the Commission, the Company shall deliver, or shall cause Purchaser Counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Purchasers whose Registrable Securities are included in such Registration Statement) confirmation that such Registration Statement has been declared effective by the Commission substantially in the form attached hereto as Exhibit 1 to the Transfer Agent Instructions.

6.3      Registration Expenses. The Company shall pay (or reimburse the Purchasers for) all fees and expenses incident to the performance of or compliance with Section 6 of this Agreement by the Company, including without limitation (a) all registration and filing fees and expenses, including without limitation those related to filings with the Commission, any Trading Market and in connection with applicable state securities or Blue Sky laws (but excluding selling expenses, underwriting discounts, commissions and stock transfer taxes), (b) printing expenses (including without limitation expenses of printing certificates for Registrable Securities and of printing prospectuses requested by the Purchasers), (c) messenger, telephone and delivery expenses, (d) fees and disbursements of counsel for the Company and up to $10,000 for the Purchaser Counsel, (e) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement, and (f) all listing fees to be paid by the Company to the Trading Market.

6.4     Registration Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

(a)      To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend each Purchaser, the directors, officers, members, partners, employees, agents, representatives of, and each Person, if any, who controls any Purchaser within the meaning of the Securities Act or the Exchange Act (each, an "Indemnified Person"), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys' fees, amounts paid in settlement or expenses, joint or several (collectively, "Claims"), incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the Commission, whether pending or threatened, whether or not an indemnified party is or may be a party thereto ("Indemnified Damages"), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other "blue sky" laws of any jurisdiction in which Registrable Securities are offered ("Blue Sky Filing"), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the Commission) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement or (iv) any violation of this Agreement (the matters in the foregoing clauses (i) through (iv) being, collectively, "Violations"). Subject to Section 6.4(c), the Company shall reimburse the Indemnified Persons, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6.4(a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by such Indemnified Person for such Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto; and (ii) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Purchasers pursuant to Section 7.7.

(b)      In connection with any Registration Statement in which a Purchaser is participating, each such Purchaser agrees to severally and not jointly indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 6.4(a), the Company, each of its directors, each of its officers who signs the Registration Statement and each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act (each, an "Indemnified Party"), against any Claim or Indemnified Damages to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Purchaser expressly for use in connection with such Registration Statement; and, subject to Section 6.4(c), such Purchaser will reimburse any legal or other expenses reasonably incurred by an Indemnified Party in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 6.4(b) and the agreement with respect to contribution contained in Section 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Purchaser, which consent shall not be unreasonably withheld or delayed; provided, further, however, that the Purchaser shall be liable under this Section 6.4(b) for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to such Purchaser as a result of the sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Purchasers pursuant to Section 7.7. Notwithstanding the foregoing, a Purchaser shall not be required to indemnify any Indemnified Party with respect to any untrue statement or omission or alleged untrue statement or omission to the extent that prior to the use of the information furnished by the Purchaser containing such statement or omission, the Purchaser furnished in writing to the Company information, which corrected or made not misleading information previously provided to the Company.

(c)      Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6.4 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6.4, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for all such Indemnified Person or Indemnified Party to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. In the case of an Indemnified Person, Purchaser Counsel referred to in the immediately preceding sentence shall be selected by the Purchasers holding at least a majority in interest of the Registrable Securities included in the Registration Statement to which the Claim relates. The Indemnified Party or Indemnified Person shall cooperate reasonably with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or Claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such Claim or litigation, and such settlement shall not include any admission as to fault on the part of the Indemnified Party. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6.4, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

(d)      The indemnification required by this Section 6.4 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

(e)      The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

6.5     Contribution. To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6.4 to the fullest extent permitted by law; provided, however, that: (i) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities pursuant to such Registration Statement.

6.6     No Piggyback on Registrations. Neither the Company nor any of its security holders (other than the Purchasers in such capacity pursuant hereto and the placement agents listed on Schedule 3.1(jj) receiving securities in connection with the transactions contemplated hereby (which registration rights shall be subordinate in all respects to the registration rights of the Purchasers)) may include securities of the Company in the Registration Statement other than the Registrable Securities, and the Company shall not after the date hereof enter into any agreement providing any such right to any of its security holders.

6.7      Piggy-Back Registrations. If at any time during the Effectiveness Period there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to each Purchaser written notice of such determination and if, within fifteen days after receipt of such notice, any such Purchaser shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities such Purchaser requests to be registered.

ARTICLE VII.
MISCELLANEOUS

7.1     Termination. This Agreement may be terminated by the Company or any Purchaser, by written notice to the other parties, if the First Closing has not been consummated by the third Trading Day following the date of this Agreement; provided, however, that if this Agreement is terminated pursuant to this Section 7, the Company shall remain obligated to reimburse the non-breaching buyers for the expenses described in Section 7.2. In addition, any Purchaser may terminate its obligation to proceed with the Second Closing if (i) the Company Shareholder Approval is not obtained by August 31, 2007 or (ii) the Second Closing has not been consummated within 15 days after Company Shareholder Approval has been obtained through no fault of any Purchaser.

7.2      Fees and Expenses. The Company shall pay to Rockmore Investment Master Fund Ltd. an aggregate of $95,000 for their legal fees and expenses incurred in connection with the preparation and negotiation of this Agreement, of which amount $55,000 shall be paid at the First Closing, $15,000 shall be paid at the Second Closing and $25,000 has been previously paid by the Company. In lieu of the foregoing remaining payments, Rockmore Investment Master Fund Ltd. may retain such amount at the First Closing and the Second Closing, as the case may be. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance of any Securities.

7.3     Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the First Closing and/or the Second Closing, and without further consideration, the Company and the Purchasers will execute and deliver to the other parties such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

7.4     Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Agreement later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Carrington Laboratories, Inc.
2001 Walnut Hill Lane
Irving, TX 75038
Attn: Robert Schnitzius
Fax No.: (972) 518-1020

With a copy to:	Patterson Belknap Webb & Tyler LLP
1133 Avenue of the Americas
New York, NY 10036
Attn: Peter Schaeffer
Fax No.: (212) 336-2313

If to the Purchasers:	To the address set forth under such Purchaser's name on the signature pages attached hereto.

With a copy to: (for informational purposes only)	Tannenbaum Helpern Syracuse & Hirschtritt LLP 900 Third Avenue New York, New York 10022-4775 Telephone: (212) 508-6700 Facsimile: (212) 371-1084 Attention: Brian A. Haskel, Esq.

With a copy to: (for informational purposes only)	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Telephone: (212) 756-2000 Facsimile: (212) 593-5955 Attention: Eleazer N. Klein, Esq.

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

7.5      Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and Purchasers holding Debentures representing more than fifty percent (50%) of the outstanding aggregate principal amount of all Debentures or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the applicable Securities then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents, holders of Debentures or holders of the Warrants, as the case may be. The Company has not, directly or indirectly, made any agreements with any Purchasers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, no Purchaser has made any commitment or promise or has any other obligation to provide any financing to the Company or otherwise.

7.6     Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

7.7     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers. Any Purchaser may assign its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the "Purchasers." Notwithstanding anything to the contrary herein, Securities may be assigned to any Person in connection with a bona fide margin account or other loan or financing arrangement secured by such Securities.

7.8     No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Related Person is an intended third party beneficiary of Section 4.15 and each Indemnified Party is an intended third party beneficiary of Section 6.4 and (in each case) may enforce the provisions of such Sections directly against the parties with obligations thereunder.

7.9      Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or any of the Transaction Documents or the transactions contemplated hereby or thereby. If either party shall commence an action or proceeding to enforce any provisions of this Agreement or any Transaction Document, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys fees and other reasonable costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

7.10     Survival. The representations, warranties, agreements and covenants contained herein shall survive the First Closing and the Second Closing and the delivery, exercise and/or conversion of the Securities, as applicable.

7.11     Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

7.12     Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

7.13     Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

7.14     Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

7.15     Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.16     Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser hereunder or pursuant to the Warrants or any Purchaser enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company by a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

7.17      Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the "Maximum Rate"), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may beobligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate of interest applicable to the Transaction Documents from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser's election.

7.18      Independent Nature of Purchasers' Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The decision of each Purchaser to purchase Debentures pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any Subsidiary which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any other Purchaser (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document. The Company hereby confirms that it understands and agrees that the Purchasers are not acting as a "group" as that term is used in Section 13(d) of the Exchange Act. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no other Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment hereunder. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser represents that it has been represented by its own separate legal counsel in its review and negotiations of this Agreement and the Transaction Documents and each party represents and confirms that Purchaser Counsel represents only Rockmore Investment Master Fund Ltd. in connection with this Agreement and the Transaction Documents and Purchaser Counsel shall not by operation of this Agreement represent any of the other Purchasers without an express written retention agreement between Purchaser Counsel and such other Purchaser with respect to such retention.

7.19     Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in this Agreement to a number of shares or a price per share shall be amended to appropriately account for such event.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CARRINGTON LABORATORIES, INC.

By:___________________________________
Name:
Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES OF PURCHASERS FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ROCKMORE INVESTMENT MASTER FUND LTD.

By:________________________________
Name:
Title:

Purchase Price: $[ ]

First Closing Purchase Price: $[ ]

Second Closing Purchase Price: $[ ]

Debentures Principal Amount: $[ ]

First Closing Debentures Principal Amount: $[ ]

Second Closing Debentures Principal Amount: $[ ]

Warrant Shares: ________

First Closing Warrant Shares: ________

Second Closing Warrant Shares: ________

Address for Notice:

Bruce Bernstein Rockmore Capital 150 East 58th Street, 28th Floor New York, NY 10155

With a copy (for informational purposes only) to:

Tannenbaum Helpern Syracuse & Hirschtritt LLP 900 Third Avenue New York, New York 10022-4775 Attention: Brian A. Haskel, Esq. Facsimile: (212) 371-1084 Telephone: (212) 508-6711

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

[_______________________________________]

By:________________________________
Name:
Title:

Purchase Price: $[ ]

First Closing Purchase Price: $[ ]

Second Closing Purchase Price: $[ ]

Debentures Principal Amount: $[ ]

First Closing Debentures Principal Amount: $[ ]

Second Closing Debentures Principal Amount: $[ ]

Warrant Shares: ________

First Closing Warrant Shares: ________

Second Closing Warrant Shares: ________

Address for Notice:

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

[_______________________________________]

By:________________________________
Name:
Title:

Purchase Price: $[ ]

First Closing Purchase Price: $[ ]

Second Closing Purchase Price: $[ ]

Debentures Principal Amount: $[ ]

First Closing Debentures Principal Amount: $[ ]

Second Closing Debentures Principal Amount: $[ ]

Warrant Shares: ________

First Closing Warrant Shares: ________

Second Closing Warrant Shares: ________

Address for Notice:

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

[_______________________________________]

By:________________________________
Name:
Title:

Purchase Price: $[ ]

First Closing Purchase Price: $[ ]

Second Closing Purchase Price: $[ ]

Debentures Principal Amount: $[ ]

First Closing Debentures Principal Amount: $[ ]

Second Closing Debentures Principal Amount: $[ ]

Warrant Shares: ________

First Closing Warrant Shares: ________

Second Closing Warrant Shares: ________

Address for Notice:

List of Exhibits and Schedules

Exhibits:

A-1     Form of Debenture to be issued at First Closing

A-2     Form of Debenture to be issued at Second Closing

B-1     Form of Series D-1 Warrant

B-2     Form of Series D-2 Warrant

B-3     Form of Series E-1 Warrant

B-4     Form of Series E-2 Warrant

C.     Form of Security Agreement

D.     Form of Pledge Agreement

E.     Form of Guarantee

F.     Transfer Agent Instructions

G.     Opinion of Company Counsel

H.     Form of Escrow Agreement

I.     Voting Agreement

J.     Account Information

K.     Form of "Plan of Distribution" Section

Schedules:

3.1(a)     Subsidiaries

3.1(e)     Listing Requirements

3.1(h)     Capitalization

3.1(i)     Indebtedness

3.1(j)     Title to Assets

3.1(k)     Material Changes

3.1(l)     Litigation

3.1(n)     Compliance

3.1(q)     Intellectual Property

3.1(y)     Registration Rights

3.1(ee)     Ranking

3.1(jj)     Manipulation of Price

4.9     Use of Proceeds